Exhibit 3.23

ARTICLES OF INCORPORATION

OF

STORA ENSO ACQUISITION, INC.

These Articles of Incorporation are executed by the undersigned for the purpose of forming a Wisconsin corporation under Chapter 180 of the Wisconsin Statutes.

ARTICLE I

The name of the corporation is Stora Enso Acquisition, Inc.

ARTICLE II

The period of existence of the corporation shall be perpetual.

ARTICLE III

The corporation is authorized to engage in any lawful activity for which corporations may be organized under Chapter 180 of the Wisconsin Statutes.

ARTICLE IV

The aggregate number of shares which the corporation shall have authority to issue is One Thousand (1,000) shares of stock consisting of one class only, designated as “common stock” having a par value of One Cent ($.01) each.

ARTICLE V

The registered office of the corporation is located at 780 North Water Street, in the City of Milwaukee, Milwaukee County, Wisconsin 53202 and the name of its registered agent at such address is Dennis F. Connolly.

ARTICLE VI

The number of directors constituting the initial Board of Directors of the corporation shall be as provided in the By-Laws of the corporation. The number of directors of the corporation may be changed from time to time in accordance with the By-Laws of the corporation, but in no case shall be less than one (1).

ARTICLE VII

The name and address of the incorporator is Dennis F. Connolly, 780 North Water Street, Milwaukee, Wisconsin 53202.

These Articles of Incorporation shall be effective at 2:14 p.m. on February 21, 2000. Executed this 21st day of February, 2000.

/s/ Dennis F. Connolly
Dennis F. Connolly

This instrument was drafted by:

Dennis F. Connolly

Godfrey &Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202

ARTICLES OF MERGER

OF

CONSOLIDATED PAPERS, INC.

WITH AND INTO

STORA ENSO ACQUISITION, INC.

The undersigned officer of Stora Enso Acquisition, Inc., a corporation organized under the laws of the State of Wisconsin, pursuant to Section 180.1105 of the Wisconsin Statutes, hereby certifies as follows:

1. The Agreement and Plan of Merger by and between Stora Enso Acquisition, Inc., a Wisconsin corporation, and Consolidated Papers, Inc., a Wisconsin corporation, is attached hereto as Exhibit A and made a part hereof.

2. Said Agreement and Plan of Merger was approved in accordance with Section 180.1103 and Section 180.1706 of the Wisconsin Statutes.

3. These Articles of Merger shall be effective at 11:00 a.m. on August 31, 2000.

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1

IN WITNESS WHEREOF, Store Enso Acquisition, Inc. has caused these Articles of Merger to be executed on this 31st day of August, 2000.

STORA ENSO ACQUISITION, INC.

By:	/s/ Bo Eriksson
Name:	Bo Eriksson
Title:	Vice President and Treasurer

This instrument was drafted by:

Dennis F. Connolly

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, WI 53202

2

EXHIBIT “A”

CONFORMED COPY

AGREEMENT AND

PLAN OF MERGER

by and among

CONSOLIDATED PAPERS, INC.

STORA ENSO OYJ,

and

STORA ENSO ACQUISITION, INC.

February 22, 2000

1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of the 22nd day of February, 2000, by and among Consolidated Papers, Inc., a Wisconsin corporation (“Company”), Stora Enso Oyj, a Finnish corporation (“Acquiror”), and Stora Enso Acquisition, Inc., a Wisconsin corporation and a wholly-owned Subsidiary of Acquiror (“MergerSub”).

WHEREAS, the Boards of Directors of the Company and Acquiror each have determined that a business combination between the Company and Acquiror is advisable and in the best interests of their respective corporations and shareholders and presents an opportunity for their respective corporations to achieve long-term strategic and financial benefits;

WHEREAS, the parties intend that the merger qualify for U.S. federal income tax purposes as a reorganization (a “368 Reorganization”) within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the “Code”);

WHEREAS, by resolutions duly adopted, the respective Boards of Directors of the Company, Acquiror and MergerSub have approved and adopted this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and promises contained herein, and intending to be legally bound, the parties hereto agree as set forth below.

ARTICLE 1

DEFINITIONS

1.1. Definitions. (a) As used herein, the following terms have the meanings set forth below.

“Acquiror Balance Sheet” means Acquiror’s consolidated balance sheet included in the Acquiror Annual Report relating to its fiscal year ended on December 31, 1998.

“Acquiror Public Documents” means (i) Acquiror’s annual reports (the “Acquiror Annual Reports”), for its fiscal years ended December 31, 1997 and December 31, 1998 as filed with the National Board of Patents and Registration (the “Finnish Trade Registry”) (ii) Acquiror’s quarterly reports (the “Acquiror Quarterly Reports”) for its fiscal quarters ended September 30, June 30 and March 31, of fiscal years 1998 and 1999 as submitted to the Finnish Financial Supervision, (iii) Acquiror’s exchange offer/prospectus relating to the combination of Enso Oyj and Stora Kopparbergs Bergslags Aktiebolag (publ) as filed with the Finnish Financial Supervision, and (iv) all other reports, filings, registration statements and other documents filed by it with the Finnish Trade Registry or the Finnish Financial Supervision since December 31, 1997.

“Acquiror Share” means one share of Series R stock of Acquiror, nominal value 10 Finnish marks per share, and shall include American Depositary Receipts evidencing any such share.

“Acquisition Proposal” means any offer or proposal for, a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Significant Subsidiaries, or for any purchase or other acquisition of 15% or more of the assets or any class of equity securities of the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this “ Agreement.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Business Day” means any day, other than a Saturday, Sunday or one on which banks are authorized by law to close in New York, New York or Helsinki, Finland.

“Company Balance Sheet” means the Company’s consolidated balance sheet included in the Company 10-K relating to its fiscal year ended on December 31,1998.

“Company Share” means one share of common stock of the Company, $1.00 par value per share.

“Company SEC Documents” means (i) the annual reports on Form 10-K of the Company (the “Company 10-Ks”), for the fiscal years ended December 31, 1997 and December 31, 1998, (ii) the quarterly reports on Form 10-Q of the Company (the “Company 10-Qs”) for the fiscal quarters ended September 30, June 30 and March 31 of fiscal years 1998 and 1999, (iii) the Company’s proxy statements relating to meetings of, or actions taken without a meeting by, the Company shareholders, held since December 31, 1998, and (iv) all other reports, filings, registration statements and other documents filed by the Company with the SEC since December 31, 1997.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Finnish Companies Act” means the Companies Act of 1978, as amended, in Finland.

“Finnish Financial Supervision” means the Financial Supervision Authority of Finland.

“Finnish Securities Act” means the Securities Markets Act of 1989, as amended, in Finland.

“Governmental Entity” means any federal, state or local governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“Helsinki Stock Exchange” means Helsinki Securities and Derivatives Exchange, Clearing House Ltd.

“Knowledge” means, with respect to the matter in question, if any of the executive officers of the Company or Acquiror, as the case may be, has, or would reasonably be expected to have after conducting a reasonable investigation, actual knowledge of the matter.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of an asset; provided, however, that the term “Lien” shall not include (i) liens for utilities and current taxes not yet due and payable, (ii) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar liens arising or incurred in the ordinary course of business, or (iii) liens being contested in good faith and relating to liabilities for which proper reserve has been taken in accordance with applicable accounting principles.

“Material Adverse Effect” means a material adverse effect on the properties, assets, liabilities, financial condition, business or results of operations of a Person and its Subsidiaries, taken as a whole, but shall exclude any material adverse effect arising out of any change or development relating to (i) U.S. or global economic or industry conditions, (ii) U.S. or global financial markets or conditions or (iii) any generally applicable change in law, rule or regulation or GAAP or interpretation of any thereof. “Acquiror Material Adverse Effect” means a Material Adverse Effect in respect of Acquiror and “Company Material Adverse Effect” means a Material Adverse Effect in respect of the Company.

“MergerSub Share” means one share of common stock of MergerSub, $0.01 par value per share.

“NYSE” means The New York Stock Exchange. Inc.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entity.

“Proxy Statement/Prospectus” means the proxy statement/prospectus included in the Registration Statement relating to the Company Shareholder Meeting and the Acquiror Shareholder Meeting, together with any amendments or supplements thereto.

“Registration Statement” means the Registration Statement on Form F-4 or comparable form registering the Acquiror Shares issuable in connection with the Merger under the Securities Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiary” has the meaning specified in Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person. “Acquiror Subsidiary” means a Subsidiary of Acquiror and “Company Subsidiary” means a Subsidiary of the Company.

“Superior Proposal” means a bona fide, written Acquisition Proposal for at least a majority of the outstanding Company Shares that is on terms which a majority of the Company’s Board of Directors determines in good faith, after consultation with an investment banker of nationally recognized reputation and outside legal counsel, (i) would result in a transaction, if consummated, that would be more favorable to the Company’s shareholders (in their capacities as shareholders), (taking into account all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror) than the transactions contemplated hereby (after giving effect to any revised proposal made by or on behalf of Acquiror prior to the end of the five Business-Day-period referred to in Section 6.3(d)) and (ii) is reasonably capable of being consummated.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Terms	Section
Acquiror	Preamble
Acquiror Acquisition Proposal	10.3(e)
Acquiror Business	5.14
Acquiror Intellectual Property	5.14
Acquiror Recommendation	7.2
Acquiror Returns	5.11
Acquiror Securities	5.5(b)
Acquiror Series A Shares	5.5(a)
Acquiror Series R Shares	5.5(a)
Acquiror Shareholder Approval	5.17(a)

Acquiror Shareholder Meeting	7.2
Acquiror Termination Fee	10.3(e)
Acquiror Welfare Plan	7.4(a)
Advance Notice	7.4(b)
Agreement	Preamble
Articles of Merger	2.1(b)
Assumed Option	3.6(a)
Average Acquiror Share Price	3.4
Cash Consideration	3.3(a)
Cash Election	3.3(b)
Cash Election Number	3.3(c)
Cash Election Shares	3.3(d)
Cash Fraction	3.3(d)
Certificates	3.3(h)
Closing	2.1(d)
Closing Date	2.1(d)
Code	Recitals
Company	Preamble
Company Affiliate	6.4
Company Business	4.16
Company Employee Plans	4.13(a)
Company Intellectual Property	4.16
Company Option	3.6(a)
Company Option Plan	3.6(a)
Company Recommendation	6.2
Company Returns	4.12
Company Securities	4.5(b)
Company Shareholder Approval	4.19(a)
Company Shareholder Meeting	6.2
Department	2.1(b)
Effective Time	2.1(b)
Election Deadline	3.3(i)
Election Form Record Date	3.3(h)
End Date	10.1(b)(i)
Environmental Laws	4.17(b)
ERISA	4.13(a)
ERISA Affiliate	4.13(a)
Exchange Agent	3.5(a)
Exchange Fund	3.5(a)
Form of Election	3.3(h)
FPA	4.3
GAAP	4.8(a)
HSR Act	4.3
IAS	5.7(a)

Indemnified Parties	7.3(b)
Intellectual Property	4.16
Merger	2.1(a)
Merger Consideration	3.3(a)
MergerSub	Preamble
Multiemployer Plan	4.13(b)
Non-Election	3.3(b)
Non-Election Shares	3.3(d)
Non-Election Fraction	3.3(f)
PUHCA	4.3
Random Trading Days	3.4(a)
Retirement Plan	4.13(b)
Stock Consideration	3.3(a)
Stock Election	3.3(b)
Stock Election Number	3.3(c)
Stock Election Shares	3.3(d)
Stock Fraction	3.3(e)
Surviving Corporation	2.1(a)
Termination Fee	10.3(b)
Third Party Acquisition Event	10.3(c)
368 Reorganization	Recitals
Transfer Taxes	7.7
Wisconsin BCL	2.1(a)
WPUHCA	4.3

ARTICLE 2

THE MERGER

2.1. The Merger.

(a) At the Effective Time, the Company shall be merged with and into MergerSub (the “Merger”) in accordance with the terms and conditions of this Agreement and the Wisconsin business corporation law (the “Wisconsin BCL”), at which time the separate corporate existence of the Company shall cease and MergerSub shall continue its existence. In its capacity as the corporation surviving the Merger, this Agreement sometimes refers to MergerSub as the “Surviving Corporation”.

(b) As soon as practicable after satisfaction or waiver of all conditions to the Merger set forth herein, the Company and MergerSub will file articles of merger or other appropriate documents (the “Articles of Merger”) with the Wisconsin Department of Financial Institutions (the “Department”) and make all other filings or recordings required by the Wisconsin BCL in connection with the Merger. The Merger shall become effective at the time when the Articles of

Merger are duly filed with and accepted by the Department, or at such later time as is agreed upon by the parties and specified in the Articles of Merger (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

(c) From and after the Effective Time, the Merger shall have the effects set forth in Section 180.1106 of the Wisconsin BCL.

(d) The closing of the Merger (the “Closing”) shall be held at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, IL 60606 (or such other place as agreed by the parties) on a date to be specified by the parties, which shall be no later than the third Business Day after satisfaction or, to the extent permitted hereby, waiver of the conditions set forth in Article 9, unless the parties hereto agree to another date. The date upon which the Closing occurs is hereinafter referred to as the “Closing Date”.

2.2. Organizational Documents. The Articles of Merger shall provide that at the Effective Time (i) MergerSub’s articles of incorporation in effect immediately prior to the Effective Time shall be the Surviving Corporation’s articles of incorporation; provided that Article I of the articles of incorporation shall be amended as of the Effective Time to read as follows: “The name of the corporation is Stora Enso Consolidated Papers Inc.” and (ii) MergerSub’s bylaws in effect immediately prior to the Effective Time shall be the Surviving Corporation’s bylaws, in each case until amended in accordance with applicable law.

2.3. Directors and Officers.

(a) Acquiror agrees to take all necessary actions so that the agenda for the Acquiror Shareholder Meeting shall include a proposal for, and to use its reasonable best efforts to obtain the approval of, the election of George W. Mead (or, if unavailable, another member of the Company’s current Board of Directors reasonably acceptable to Acquiror) to serve, from and after the Effective Time, on Acquiror’s Board of Directors for a period of at least two (2) years following the Effective Time.

(b) From and after the Effective Time (until successors are duly elected or appointed and qualified), (i) MergerSub’s directors at the Effective Time shall be the Surviving Corporation’s directors and (ii) the Company’s officers immediately prior to the Effective Time shall be the Surviving Corporation’s officers.

ARTICLE 3

CONVERSION OF SECURITIES AND RELATED MATTERS

3.1. Capital Stock of MergerSub. As of the Effective Time, each MergerSub Share outstanding immediately prior to the Effective Time shall remain outstanding and continue to represent one fully paid and nonassessable (except as provided in Section 180.0622(2)(b) of the Wisconsin BCL) common share of the Surviving Corporation.

3.2. Cancellation of Treasury Stock and Acquiror Owned Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Shares or MergerSub Shares, each Company Share held by the Company as treasury stock or owned by Acquiror, any Acquiror Subsidiary or any Company Subsidiary immediately prior to the Effective Time shall be canceled and retired, and no payment shall be made or consideration delivered in respect thereof.

3.3. Conversion of Company Shares.

(a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Shares or MergerSub Shares, except as otherwise provided in this Section 3.3, each Company Share issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.2) shall be converted into, at the election of the holder thereof, one of the following or a combination of Acquiror Shares and cash determined in accordance with this Section 3.3 (the “Merger Consideration”):

(i) the right to receive a number of Acquiror Shares determined by dividing $44.00 by the Average Acquiror Share Price and rounding the result to the nearest one thousandth of a share (the “Stock Consideration”); provided that, (x) if the Average Acquiror Share Price is less than $12.15, the Stock Consideration shall be 3.621 Acquiror Shares and (y) if the Average Acquiror Share Price is greater than $16.43, the Stock Consideration shall be 2.678 Acquiror Shares; or

(ii) the right to receive in cash from Acquiror, without interest, an amount equal to $44.00 (the “Cash Consideration”);

provided, however, that if (A) the Registration Statement covering the Acquiror Shares has not been declared effective by September 30, 2000 or (B) the Acquiror Shares have not been approved for listing, subject only to official notice of issuance, by the NYSE (or, failing that, by NASDAQ) by October 31, 2000, the Merger Consideration shall consist of all Cash Consideration, and as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company Shares or MergerSub Shares, each Company Share issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.2) shall be converted into the right to receive the Cash Consideration. In such event, the provisions of Sections 3.3(b) - (k), 3.4, 7.5, 8.6, 9.l(a)(ii), 9.1(b), 9.2(b) and 9.3(b) shall be of no further force or effect.

(b) Elections. Subject to the election and allocation procedures set forth in this Section 3.3, each holder of Company Shares will be entitled, with respect to the Merger Consideration to be received for each Company Share held by the holder, to (i) elect to receive the Stock Consideration (a “Stock Election”), or (ii) elect to receive the Cash Consideration (a “Cash Election”), or (iii) indicate that the holder has no preference as to the receipt of Stock Consideration or Cash Consideration (a “Non-Election”).

(c) Election Numbers. The number of Company Shares to be converted into the right to receive the Cash Consideration in the Merger shall be equal to 50% of the number of Company Shares outstanding immediately prior to the Effective Time (the “Cash Election Number”). The number of Company Shares to be converted into the right to receive the Stock Consideration in the Merger (the “Stock Election Number”) shall be equal to 50% of the number of Company Shares outstanding immediately prior to the Effective Time.

(d) Cash Election Adjustments. If the aggregate number of Company Shares covered by Cash Elections (the “Cash Election Shares”) exceeds the Cash Election Number, all Company Shares covered by Stock Elections (the “Stock Election Shares”) and all Company Shares covered by Non-Elections (the “Non-Election Shares”) shall be converted into the right to receive the Stock Consideration, and the Cash Election Shares shall be converted into the right to receive Acquiror Shares and cash in the following manner each Cash Election Share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) a fraction (the “Cash Fraction”), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of Acquiror Shares equal to the product of (x) the Stock Consideration and (y) one minus the Cash Fraction.

(e) Stock Election Adjustments. If the aggregate number of Stock Election Shares exceeds the Stock Election Number, all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and the Stock Election Shares shall be converted into the right to receive Acquiror Shares and cash in the following manner: each Stock Election Share shall be converted into the right to receive (i) a number of Acquiror Shares equal to the product of (x) the Stock Consideration and (y) a fraction (the “Stock Fraction”), the numerator of which shall be the Stock Election Number and the denominator of which shall be the total number of Stock Election Shares, and (ii) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) one minus the Stock Fraction.

(f) Non-Election Adjustments. In the event that neither Section 3.3(d) nor 3.3(e) above is applicable, all Cash Election Shares shall be converted into the right to receive the Cash Consideration, all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares, if any, shall be converted into the right to receive Acquiror Shares and cash in the following manner: each Non-Election Share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) a fraction (the “Non-Election Fraction”), the numerator of which shall be the excess of (A) the Cash Election Number over (B) the total number of Cash Election Shares and the denominator of which shall be the excess of (C) the number of Company Shares outstanding immediately prior to the Effective Time over (D) the sum of the total number of Cash Election Shares and Stock Election Shares and (ii) a number of Acquiror Shares equal to the product of (x) the Stock Consideration and (y) one minus the Non-Election Fraction.

(g) Adjustments Relating to Tax Opinions. If either the tax opinion referred to in Section 9.2(b) or the tax opinion referred to in Section 9.3(b) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving the opinion) as a result of the Merger potentially tailing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Acquiror shall reduce to the minimum extent necessary to enable the relevant tax opinion to be rendered, the Cash Election Number and correspondingly increase the Stock Election Number.

(h) Exercise of Election. All Cash Elections, Stock Elections and Non-Elections shall be made on a form designed for that purpose and mutually acceptable to the Company and Acquiror (a “Form of Election”) and mailed to holders of record of Company Shares as of the record date for the Company Shareholders’ Meeting or such other date as Acquiror and the Company shall mutually agree (the “Election Form Record Date”). Acquiror and the Company shall make available one or more Election Forms as may be reasonably requested by all persons who become holders (or beneficial owners) of Company Shares between the Election Form Record Date and the close of business on the Effective Time. Elections shall be made by submitting to the Exchange Agent a duly completed Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to the Exchange Agent in accordance with Section 3.3(i) and, in the case of Company Shares that are not held in book entry form, accompanied by the certificates representing the Company Shares (the “Certificates”) as to which the election is being made (or an appropriate guarantee of delivery by an appropriate commercial bank or trust company in the United States or a member of a registered national securities exchange or the National Association of Securities Dealers, Inc.); provided that such Certificates are in fact delivered to the Exchange Agent within three trading days after the date of execution of such guarantee of delivery. For Company Shares that are held in book entry form, Acquiror shall establish procedures for the delivery of such Company Shares, which procedures shall be reasonably acceptable to the Company. Acquiror will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to reasonably determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Acquiror (or the Exchange Agent) shall be conclusive and binding. Neither Acquiror nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 3.3 and all computations shall be conclusive and binding on the holders of Company Shares.

(i) Election Deadline. A Form of Election must be received by the Exchange Agent by the close of business on the fifth Business Day following the dosing Date (which date shall be publicly announced by Acquiror as soon as practicable, but in no event less than three trading days prior to the Closing Date, and which shall, in any event, be no fewer than 20 Business Days from the mailing of the Form of Election) (such time hereinafter referred to as the “Election Deadline”) in order to be effective. Any holder of Company Shares who has made an election may at any time prior to the Election Deadline change its election by submitting a properly completed revised Form of Election, to the Exchange Agent prior to the Election Deadline. Any holder of Company Shares may at any time prior to the Election Deadline revoke the election and withdraw the Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received prior to the Election Deadline. As soon as practicable after the

Election Deadline, the Exchange Agent shall determine the allocation of the cash portion of the Merger Consideration and the stock portion of the Merger Consideration and shall notify Acquiror of its determination. Promptly after notification, Acquiror shall issue a press release announcing in reasonable detail the results of the Exchange Agent’s allocation of the Merger Consideration.

(j) Deemed Non-Election. A holder of Company Shares who does not submit a Form of Election which is received by the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election. If Acquiror or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not properly made, the purported Cash Election or Stock Election shall be deemed to be of no force and effect and the holder making such purported Cash Election or Stock Election shall be deemed to have made a Non-Election.

(k) Fractional Shares. No fractional shares shall be issued in the Merger. All fractional shares that a holder of any Company Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated. If a fractional Acquiror Share results from the aggregation, the holder shall be entitled to receive, in lieu thereof, a cash amount, without interest, determined by multiplying the Average Acquiror Share Price by the fraction of an Acquiror Share to which the holder would otherwise have been entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify Acquiror, and Acquiror shall deposit that amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to the holders of fractional share interests, subject to and in accordance with the terms of this Section 3.3.

3.4. Average Acquiror Share Price. (a) “Average Acquiror Share Price” means the average for the Random Trading Days of the closing price per Acquiror Share in Euros on the Helsinki Stock Exchange as so reported in the Financial Times, U.S. Edition, or, if not reported therein, another authoritative source (converting each of such daily closing prices per share to U.S. Dollars based upon the “closing mid-point” exchange rate published in respect of each such Random Trading Day in the “Currencies and Money” segment in the “Companies & Markets” section of the Financial Times, U.S. Edition). “Random Trading Days” means the ten trading days selected by lot out of the twenty trading days ending on and including the fifth trading day preceding the Effective Time. The Random Trading Days shall be selected by lot by Acquiror and the Company at 5:00 p.m. New York time on the fourth trading day preceding the Closing Date.

(b) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Acquiror or securities convertible or exchangeable into capital stock of Acquiror shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any dividend or distribution thereon (other than regular cash dividends) or a record date with respect to any of the foregoing shall occur during such period, the number of Acquiror Shares constituting part of the Merger Consideration shall be appropriately adjusted to provide to the holders of the Acquiror Shares and the Company Shares the same economic effect as contemplated by this Agreement prior to the consummation of such event.

3.5. Exchange of Certificates. (a) Exchange Agent. Promptly after the date hereof, Acquiror shall appoint Harris Trust and Savings Bank or a bank or trust company reasonably acceptable to the Company as an agent (the “Exchange Agent”) for the benefit of holders of Company Shares for the purpose of exchanging, pursuant to this Article 3, Certificates. Acquiror will make available to the Exchange Agent, as needed, the Merger Consideration, together with any dividends or distributions with respect thereto, if any, to be paid in respect of Company Shares pursuant to this Article 3 (the “Exchange Fund”), and except as contemplated by Section 3.5(f) or Section 3.5(g) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the Effective Time, Acquiror shall send, or shall cause the Exchange Agent to send, to each record holder of Certificates, who has not previously submitted a valid Form of Election, a letter of transmittal and instructions (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates to the Exchange Agent), for use in the exchange contemplated by this Section 3.5. Upon surrender of a Certificate to the Exchange Agent, together with a duly executed letter of transmittal, the holder shall be entitled to receive in exchange therefor the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Article 3 in respect of the Company Shares represented by the Certificate (after giving effect to any required withholding tax). Until surrendered as contemplated by this Section 3.5, each Certificate shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration and any unpaid dividends and distributions thereon as provided in this Article 3. If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Certificate, it shall be a condition to payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting payment shall pay to the Exchange Agent any transfer or other taxes required as a result of payment to a Person other than the registered holder of the Certificate or establish to the satisfaction of the Exchange Agent that the tax has been paid or is not payable.

(c) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by Acquiror in respect of the Acquiror Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Acquiror Shares issuable pursuant to this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Shares constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any holder, until the Certificate is surrendered as provided in Section 3.3(h) or this Section 3.5. Following surrender, there shall be paid, without interest, to the Person in whose name the Acquiror Shares have been registered (i) at the time of surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of surrender with respect to whole Acquiror Shares, less the amount of any withholding taxes that may be required thereon, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to whole Acquiror Shares, less the amount of any withholding taxes which may be required thereon.

(d) No Further Rights in Company Shares. All Acquiror Shares issued or cash paid upon surrender of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Company Shares represented thereby. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to Company Shares, except as otherwise provided herein or by law. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the Company’s stock transfer books of any Company Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.5.

(e) Return of Merger Consideration. Upon demand by Acquiror, the Exchange Agent shall deliver to Acquiror any portion of the Merger Consideration made available to the Exchange Agent pursuant to this Section 3.5 that remains undistributed to holders of Company Shares one year after the Effective Time. Holders of Certificates who have not complied with this Section 3.5 prior to the demand by the Acquiror shall thereafter look only to Acquiror for payment of any claim to the Merger Consideration and dividends or distributions, if any, in respect thereof.

(f) No Liability. None of Acquiror, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Company Shares (or dividends or distributions with respect thereto) for any amounts paid to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat to or become property of any Governmental Entity, the payment in respect of such Certificate shall, to the; extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(g) Withholding Rights. Each of the Surviving Corporation and Acquiror shall be entitled to deduct and withhold from the Merger Consideration (and any dividends or distributions thereon) otherwise payable hereunder to any Person any amounts which it is required to deduct and withhold with respect to payment under any provision of federal, state, local or foreign income tax law. To the extent that the Surviving Corporation or Acquiror withholds those amounts, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares in respect of which deduction and withholding was made by the Surviving corporation or Acquiror, as the case may be.

(h) Lost Certificates. If any Certificate has been or has claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming that Certificate has been lost, stolen or destroyed and, if required by Acquiror, the posting by such Person of a bond, in such reasonable amount as Acquiror may direct, as indemnity against any claim that may be made against it with respect to that Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the proper amount of the Merger Consideration, together with any unpaid dividends and distributions on any Acquiror Shares, as contemplated by this Article 3.

3.6. Company Stock Options. (a) At the Effective Time, each option to purchase Company Shares (each, a “Company Option”) outstanding under any stock option or compensation plan or other plan, agreement or arrangement of the Company (each, a “Company Option Plan”), whether or not vested or exercisable, shall be assumed by Acquiror (each such option an “Assumed Option”) and thereafter be deemed to constitute an option to purchase, on the same terms and conditions (including such terms relating to the acceleration of vesting and exercisability of such option, the term of such option and the adjustment of such option in the event of certain corporate transactions) as were applicable to such Assumed Option as of the Effective Time, the greatest number of Acquiror Shares that equals the product of (A) the number of Company Shares that were subject to such Assumed Option immediately prior to the Effective Time multiplied by the (B) Stock Consideration, at an exercise price per Acquiror Share equal to the quotient of (x) the exercise price per Company Share subject to such Assumed Option immediately prior to the Effective Time divided by (y) the Stock Consideration. The adjustments provided herein with respect to any Assumed Option that is an “incentive stock option” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

(b) Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of any Company Option Plan or related agreement) that are necessary or appropriate to give effect to the transactions contemplated by Section 3.6(a), including, without limitation to (A) effectuate the assumption and conversion of the Assumed Options by the Acquiror and the assignment to Acquiror of the authorities and responsibilities of the Board of Directors of the Company or any committee thereof under the relevant Company Option Plan, (B) preclude the grant of any additional Company Option under any of the Company Option Plans and (C) make such other amendments as Acquiror shall determine are necessary to comply with any securities or other laws that will become applicable to such Company Option Plan or Assumed Option at or after the Effective Time or otherwise by reason of the Merger or by reason of this Section 3.6. Prior to the Effective Time, each of the Company and the Acquiror shall take appropriate action to approve the deemed grant of options and/or cancellation of options, as applicable, for purposes of Section 16(b) of the Exchange Act.

(c) By way of example and without limiting the foregoing: assuming an Average Acquiror Share Price of $12.00, a Company Option to purchase 10,000 Company Shares at an exercise price of $26.3125 per share would become an Assumed Option to purchase 36,210 Acquiror Shares at an exercise price of $7.2666 per share; assuming an Average Acquiror Share

Price of $14.29, that Company Option would become an Assumed Option to purchase 30,790 Acquiror Shares at an exercise price of $8.5458 per share; and assuming an Average Acquiror Share Price of $16.50, that Company Option would become an Assumed Option to purchase 26,780 Acquiror Shares at an exercise price of $9.8254.

(d) Notwithstanding the foregoing, if the Merger Consideration consists of all Cash Consideration pursuant to the proviso in Section 3.3(a), then each Company Option, whether or not vested or exercisable, shall be converted into the right to receive cash in an amount equal to the difference between the value of the Cash Consideration and the aggregate exercise price for the Company Shares otherwise purchasable pursuant to the Company Option (rounded down to the nearest whole cent). Such amount shall be payable by the Acquiror at the Effective Time.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company Disclosure Schedule attached hereto (which disclosure schedule shall make a specific reference to the particular Section or Subsection of this Agreement to which exception is being taken) or (ii) the Company SEC Documents filed or made prior to the date hereof, the Company represents and warrants to Acquiror as set forth below.

4.1. Corporate Existence and Power. The Company is a corporation validly existing and in good standing under the laws of the State of Wisconsin, and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes qualification necessary, except where the failure to be qualified would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. The articles of incorporation and bylaws of the Company have not been amended since the filing of the Company 10-K relating to its fiscal year ended December 31, 1998.

4.2. Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Shareholder Approval (as defined herein), have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of Acquiror and MergerSub, this Agreement constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms.

4.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (a) the filing of (i) articles of merger in accordance with the Wisconsin BCL and (ii) appropriate documents with the relevant authorities of other states or jurisdictions in which the Company is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any comparable foreign filings or approvals (including any filing required under the Canadian Competition Act and compliance with, and the filing (if necessary) of a notification with the European Commission under, Council Regulation (EEC) No. 4064/89); (c) compliance with any requirements, and receipt of applicable approvals or exemptions, under the Public Utility Holding Company Act of 1935, as amended (“PUHCA”), the Federal Power Act (“FPA”), and the Wisconsin Public Utility Holding Company Act “WPUHCA”); (d) compliance with any applicable requirements of the Securities Act and the Exchange Act; (e) such as may be required under any applicable state securities or blue sky laws; and (f) other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, (x) be reasonably likely to have a Company Material Adverse Effect or (assuming for this purpose the Effective Time has occurred) an Acquiror Material Adverse Effect, or (y) materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

4.4. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene or conflict with the Company’s articles of incorporation or bylaws, (b) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company, (c) result in any violation or breach of, or constitute (with or without notice or lapse of time or both) a default under (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under) any agreement, contract or other instrument or obligation binding upon the Company or any Company Subsidiary or any property, asset, license, franchise, permit or other authorization held by the Company or any Company Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary other than, in the case of each of (b), (c) and (d), any items that would not, individually or in the aggregate (x) be reasonably likely to have a Company Material Adverse Effect or (y) materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

4.5. Capitalization. (a) The authorized capital stock of the Company consists of 200,000,000 Company Shares and 15,000,000 shares of preferred stock, par value $.01 per share. As of January 31, 2000, 91,140,982 Company Shares were issued (304,025 Shares of which were held in treasury) and stock options to purchase an aggregate of 2,525,627 Company Shares (of which options to purchase an aggregate of 1,489,948 Company Shares were exercisable) were outstanding with additional options on approximately 600,000 Company Shares granted as set forth on Schedule 4.5. No shares of preferred stock have been issued. All outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable, except as provided under Section 180.0622(2)(b) of the Wisconsin BCL.

(b) As of the date hereof, except (i) as set forth in this Section 4.5 and (ii) for changes since January 31, 2000 resulting from the exercise of stock options outstanding on the date hereof or as described on Schedule 4.5, there are no outstanding (x) shares of capital stock or other voting securities of the Company, (y) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (z) options, warrants, securities, calls, commitments, agreements or other rights of any character obligating the Company or any Company Subsidiary to issue, deliver or sell or cause to be issued, delivered or sold any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or obligating the Company or any Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such option, warrant, security, call, commitment, agreement or other right (the items in clauses (x), (y) and (z) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

4.6. Subsidiaries. (a) Each Subsidiary of the Company is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all powers and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, in each case with exceptions which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. The Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company and their respective jurisdictions of incorporation or organization and identifies the Company’s (direct or indirect) percentage equity ownership interest therein.

(b) All of the outstanding shares of capital stock of, or other ownership interest in, each Company Subsidiary have been validly issued and are fully paid and nonassessable (except as provided under Section 180.0622(2)(b) of the Wisconsin BCL for subsidiaries incorporated in Wisconsin). All of the outstanding capital stock of, or other ownership interests in, each Company Subsidiary is owned, directly or indirectly, by the Company free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of the stock or other ownership interests) with exceptions which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its Subsidiaries, (ii) options, warrants, securities, calls, commitments, agreements or other rights of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of its Subsidiaries or obligating the Company or any Company Subsidiary to grant, extend, accelerate the vesting of or enter into any such option, warrant, security, call, commitment, agreement or other right or (iii) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of its Subsidiaries or any capital stock of, or other ownership interests in, any of its Subsidiaries. Except as set forth on Schedule 4.6, the Company does not own, directly or indirectly, any equity securities of any Person, other than a Company Subsidiary.

4.7. Company SEC Documents. (a) The Company has made available to Acquiror the Company SEC Documents. The Company has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since December 31,1997. No Company Subsidiary is required to file any form, report, registration statement or prospectus or other document with the SEC.

(b) As of its filing date, each Company SEC Document was filed on a timely basis and complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and/or PUHCA, as the case may be.

(c) No Company SEC Document filed since December 31,1997 contained, as of its filing date or effective date, as applicable, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.8. Financial Statements; No Material Undisclosed Liabilities. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company 10-Ks and the Company 10-Qs fairly present in all material respects, in conformity with U.S. generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) There are no liabilities of the Company or any Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a consolidated balance sheet of the Company, other than:

(i) liabilities or obligations disclosed or provided for in the Company Balance Sheet or disclosed in the notes thereto;

(ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; and

(iii) other liabilities or obligations, which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

4.9. Information to Be Supplied. (a) The information to be supplied by the Company expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) in the case of the remainder of the Proxy Statement/Prospectus, at the time of the mailing thereof, at the time of the Company Shareholder Meeting and at the time of the Acquiror Shareholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply (with respect to information relating to die Company) as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

(b) Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement/Prospectus based on information supplied by Acquiror or MergerSub.

4.10. Absence of Certain Changes. Since December 31,1998, except as otherwise expressly contemplated by this Agreement or disclosed in the Company SEC Documents, the Company and each of its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect or (b) any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect.

4.11. Litigation. There is no action, suit, investigation, arbitration or proceeding pending, or to the Knowledge of the Company threatened, against or affecting the Company or any of its Subsidiaries or any of their respective assets or properties before any arbitrator or Governmental Entity that would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

412. Taxes. Except as set forth in the Company Balance Sheet (including the notes thereto), (i) all material tax returns, statements, reports and forms (collectively, the “Company Returns”) required to be filed with any taxing authority by, or with respect to, the Company and the Company Subsidiaries have been filed in accordance with all applicable laws; (ii) the Company and the Company Subsidiaries have timely paid all taxes shown as due and payable on the Company Returns that have been so filed, and, as of the time of filing, the Company Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Company and the Company Subsidiaries (other than taxes which are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet); (iii) the Company and the Company Subsidiaries have made reasonable provision for all taxes payable by them for which no Company Return has yet been filed; (iv) the charges, accruals and reserves for taxes with respect to the Company and its Subsidiaries reflected on the Company Balance Sheet are adequate under GAAP to cover the tax liabilities accruing through the date thereof; (v) except as disclosed on Schedule 4.12, there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Company or any of the Company Subsidiaries in respect of any tax where there is a reasonable possibility of a materially adverse determination; and (vi) except as disclosed on Schedule 4.12, neither the Company nor any of the Company Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group, other than one of which the Company was the common parent.

4.13. Employee Benefits. (a) Schedule 4.13(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), each material employment, consulting, severance, retention, change-in-control or similar contract, plan, arrangement, commitment or policy and each other contract, plan, arrangement, commitment or policy (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other equity related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health, medical or life benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate (as defined below) and covers any employee or former employee of the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party or has any obligation to contribute. The material plans are referred to collectively herein as the “Company Employee Plans”. Copies of the Company Employee Plans (and, if applicable, related trust agreements, insurance contracts and other funding arrangements) and all amendments thereto and written interpretations and/or summary plan descriptions thereof have been furnished to Acquiror together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and financial reports, if any, prepared in connection with any such Plan. For purposes of this Section 4.13, “ERISA Affiliate” of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

(b) Schedule 4.13(b) of the Company Disclosure Schedule separately identifies each Company Employee Plan that constitutes a “multiemployer plan”, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or that is subject to Title IV of ERISA (a “Retirement Plan”). No “accumulated funding deficiency”, as defined in Section 412 of the Code or Section 302 of ERISA, has been incurred with respect to any Company Employee Plan which is a Retirement Plan, whether or not waived. To the Knowledge of the Company, no condition exists and no event or transaction has occurred that would be reasonably likely to constitute grounds for, or result in, the termination of or the appointment of a trustee to administer any Company Employee Plan which is a Retirement Plan or, with respect to any Company Employee Plan which is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA and neither the Company nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. To the Knowledge of the Company no condition exists and nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Plan has occurred that would be reasonably likely to cause the Company or any Company Subsidiary, or any officer or director of the Company or any Company Subsidiary, to be subject to any liability under Title I or IV of ERISA or liable for any tax or penalty pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof) that would be reasonably likely to have a Company Material Adverse Effect. No proceedings have been instituted by any Governmental Entity, and none of the Company, any Company Subsidiary, any ERISA Affiliate or any Multiemployer Plan has taken any action, to terminate any Retirement Plan or Multiemployer Plan and no proceedings have been instituted by any Governmental Entity to appoint a trustee to administer any Retirement Plan. No “reportable event,” within the meaning of Section 4043 of ERISA has occurred or is reasonably expected to occur (other than the transactions contemplated hereby) with respect to any Company Employee Plan that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect.

(c) Each Company Employee Plan which is intended to be qualified under Section 401 (a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to Acquiror copies of the most recent Internal Revenue Service determination letters with respect to each Company Employee Plan. Each Company Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan.

(d) Except as disclosed on Schedule 4.13(d), there is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any Company Subsidiary that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(m) or 280G of the Code. Except as disclosed on Schedule 4.13(d), the consummation of the transactions contemplated hereby, either alone or in combination with any other event that has occurred or is expected to occur, will not (i) entitle any employee or former employee of the Company or any Company Subsidiary to any payment, (ii) increase the amount of compensation due any such employee or (iii) accelerate the time of vesting of any compensation, equity incentive or other benefit.

(e) Except as disclosed on Schedule 4.13(e) there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1999. Except as disclosed on Schedule 4.13(e), neither the Company nor any Company Subsidiary has announced any plan or commitment (whether or not legally binding) to create any new or additional Company Employee Plan, or amend, modify or terminate any Company Employee Plan.

(f) Except as disclosed on Schedule 4.13(f), neither the Company nor any Company Subsidiary has any obligations to provide retiree health and life insurance or other retiree death benefits under any Company Employee Plan, other than benefits mandated by Section 4980B of the Code or under applicable State law, and each such Company Employee Plan may be amended or terminated without incurring liability thereunder.

(g) Except as disclosed on Schedule 4.13(g), no Company Employee Plan is under audit or is the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity, nor, to the Knowledge of the Company, is any such audit or investigation threatened or pending.

4.14. Compliance with Laws; Licenses, Permits and Registrations. (a) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, rules, writs, judgments, injunctions, orders, consent decrees, permits, licenses or other authorizations applicable to it or its business or operations, except for violations which would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(b) The Company and each of its Subsidiaries has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all Governmental Entities required by the Company and each of its Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have the permits, licenses, approvals, authorizations or registrations would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

4.15. Title to Properties. (a) The Company and each of its Subsidiaries have good and marketable title to, or valid leasehold interests in, all their properties and assets except for those which are no longer used or useful in the conduct of their businesses and except for defects in title, easements, restrictive covenants and similar Liens, encumbrances or impediments that, in the aggregate, do not materially interfere with the ability of the Company and its Subsidiaries to conduct their business, taken as a whole, as currently conducted. All of these assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and its Subsidiaries to conduct their business, taken as a whole, as currently conducted.

(b) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with the terms of all leases to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (ii) the Company and each of its Subsidiaries enjoy peaceful and undisturbed possession under all such leases.

4.16. Intellectual Property. Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, the Company and each of its Subsidiaries own or have a valid license to use each trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right (collectively, the “Intellectual Property”) necessary to carry on the business (the “Company Business”) of the Company and the Company Subsidiaries, taken as a whole, as currently conducted (the “Company Intellectual Property”). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any challenge to any Company Intellectual Property, nor has there been, or is there, any claim alleging that the conduct of the Company Business by the Company and its Subsidiaries, or the use by the Company and its Subsidiaries of any Company Intellectual Property, infringes, violates or misappropriates the Intellectual Property of any other Person, that, in any such case would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

4.17. Environmental Matters. (a) Except as disclosed on Schedule 4.17 and as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, to the Knowledge of the Company, (i) no written notice, notification, demand, request for information, citation, summons, complaint or administrative or judicial order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or threatened by any Person against, the Company or any of its Subsidiaries, with respect to any applicable Environmental Law and (ii) the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws.

(b) For purposes of this Section 4.17 and Section 5.15, the term “Environmental Laws” means any federal, state or foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits or governmental agreements relating to human health and safety, the environment, natural resources, the release or threatened release of hazardous substances or to pollutants, contaminants, wastes or chemicals.

4.18. Finders’ Fees; Opinions of Financial Advisor. (a) Except for Goldman, Sachs & Co., there is no investment banker, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company or any of its Subsidiaries which might be entitled to any fee or commission from Acquiror or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

(b) The Company has received the opinion of Goldman, Sachs & Co., dated as of the date hereof, to the effect that, as of such date, the Merger Consideration is fair to the holders of Company Shares (other than Acquiror and any Acquiror Subsidiary) from a financial point of view.

4.19. Required Vote: Board Approval. (a) The only vote of the holders of any capital stock of the Company required by law, rule or regulation to approve this Agreement, the Merger and/or any of the other transactions contemplated hereby is the affirmative vote (“Company Shareholder Approval”) of the holders of two-thirds of the outstanding Company Shares in favor of the adoption of this Agreement and the Merger.

(b) The Company’s Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved to recommend to such shareholders that they vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof.

4.20. State Takeover Statutes. Sections 180.1130 to 180.1133 of the Wisconsin BCL, Sections 180.1140 to 180.1144 of the Wisconsin BCL, Section 180.1150 of the Wisconsin BCL, Section 6.05 of Chapter DFI of the Wisconsin Administrative Code and Chapter 552 of the Wisconsin Statutes are inapplicable to the Merger, this Agreement and the transactions contemplated hereby. No other “control share acquisition”, “fair price” or other anti-takeover laws or regulations enacted under state or federal laws in the United States apply to this Agreement or any of the transactions contemplated hereby.

4.21. Tax Treatment. To the Company’s Knowledge, there is no reason why the Merger will not be able to qualify as a 368 Reorganization.

4.22. Employee Relations. (a) Except as set forth on Schedule 4.22(a), since January 1, 1998, there has not occurred or, to the Company’s Knowledge, been threatened, any strikes, slowdowns, picketing, work stoppages, concerted refusals to work overtime or other similar labor activities with respect to any employee of the Company or any Company Subsidiary. Except as set forth on Schedule 4.22(a), no grievance, arbitration, unfair labor practice charge or other proceeding relating to any employees of the Company or any Company Subsidiary is pending, and, to the Company’s knowledge, no such grievance, arbitration, charge or proceeding is threatened that, in any such case, would, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

(b) Except as set forth on Schedule 4.22(b), the employees employed by the Company and the Subsidiaries are not represented by any labor union or other labor representative. Except as set forth on Schedule 4.22(b), there are no collective bargaining agreements or other similar arrangements in effect with respect to such employees, and to the Company’s knowledge, there are no persons attempting to represent or organize or purporting to represent for bargaining purposes any employees employed by the Company or any of its Subsidiaries.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as disclosed in (i) the Acquiror Disclosure Schedule attached hereto (which disclosure schedule shall make a specific reference to the particular Section or Subsection of this Agreement to which exception is being taken) or (ii) the Acquiror Public Documents filed or made prior to the date hereof, Acquiror represents and warrants to the Company that:

5.1. Corporate Existence and Power. Each of Acquiror and MergerSub is a corporation duly incorporated, validly existing and, if applicable, in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Acquiror is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes qualification necessary, except where the failure to qualify would not, individually or in the aggregate, be reasonably likely to have an Acquiror Material Adverse Effect. Acquiror has heretofore made available to the Company true and complete copies of Acquiror’s articles of association as currently in effect. Since the date of its incorporation, MergerSub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

5.2. Corporate Authorization. The execution, delivery and performance by Acquiror and MergerSub of this Agreement and the consummation by Acquiror and MergerSub of the transactions contemplated hereby are within the corporate powers of Acquiror and MergerSub and, except for the Acquiror Shareholder Approval, have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each of Acquiror and MergerSub, enforceable in accordance with its terms.

5.3. Governmental Authorization. The execution, delivery and performance by Acquiror and MergerSub of this Agreement and the consummation by Acquiror and MergerSub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (a) those set forth in clauses (a) through (e) of Section 4.3 and (b) other consents, approvals, actions, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, (i) be reasonably likely to have an Acquiror Material Adverse Effect or (assuming for this purpose that the Effective Time had occurred) a Company Material Adverse Effect, or (ii) prevent or materially impair the ability of Acquiror and MergerSub to consummate the transactions contemplated by this Agreement.

5.4. Non-Contravention. The execution, delivery and performance by Acquiror and MergerSub of this Agreement and the consummation by Acquiror and MergerSub of the transactions contemplated hereby do not and will not (a) contravene or conflict with the articles of association of Acquiror or the articles of incorporation or bylaws of MergerSub, (b) assuming compliance with the matters referred to in Section 5.3, contravene or conflict with any provision of law, regulation, judgment, injunction, order or decree binding upon or applicable to Acquiror or any Acquiror Subsidiary, (c) result in any violation or breach of, or constitute (with or without notice or lapse of time or both) a default under (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit under) any agreement, contract or other instrument or obligation binding upon Acquiror or any Acquiror Subsidiary or any property, asset, license, franchise, permit or other authorization held by Acquiror or any Acquiror Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of Acquiror or any Acquiror Subsidiary other than, in the case of each of (b), (c) and (d), any items that would not, individually or in the aggregate, (x) be reasonably likely to have an Acquiror Material Adverse Effect or (y) materially impair the ability of Acquiror or MergerSub to consummate the transactions contemplated by this Agreement.

5.5. Capitalization of Acquiror and MergerSub. (a) Under the Articles of Association of Acquiror, Acquiror’s issued share capital may not be less than FIM 2,500,000,000 nor more than FIM 10,000,000,000. As of the date hereof, the issued capital stock of Acquiror consists of 208,933,041 Series A Shares, nominal value 10 Finnish marks per share (the “Acquiror Series A Shares”), and 550,870,356 Series R Shares (the “Acquiror Series R Shares”). As of the date hereof, there are outstanding warrants to purchase 2,724,000 Acquiror Series R Shares at a subscription price of FIM 45.57 each.

(b) As of the date hereof, except as set forth in this Section 5.5 and except for changes since December 31, 1999 resulting from the exercise of stock options outstanding on that date, there are no outstanding (i) shares of capital stock or other voting securities of Acquiror, (ii) securities of Acquiror convertible into or exchangeable for shares of capital stock or voting securities of Acquiror and (iii) options, warrants, securities, calls, commitments, agreements or other rights of any character obligating Acquiror or any Acquiror Subsidiary to issue, deliver or sell or cause to be issued, delivered or sold any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Acquiror or obligating the Acquiror or any Acquiror Subsidiary to grant, extend, accelerate the vesting of or enter into any such option, warrant, security, call, commitment, agreement or other right (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Acquiror Securities”). There are no outstanding obligations of Acquiror or any Acquiror Subsidiary to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) The Acquiror Shares to be issued as part of the Merger Consideration when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or other similar right.

(d) The authorized capital stock of MergerSub consists solely of 1,000 MergerSub Shares, par value $0.01 per share, of which, as of the date hereof, 1,000 were issued and outstanding. All outstanding MergerSub Shares have been duly authorized and validly issued and are fully paid and nonassessable, free of any preemptive or other similar right, except as provided by Section 180.0622(2)(b) of the Wisconsin BCL.

5.6. Acquiror Public Documents. (a) Acquiror has filed all reports, filings, registration statements and other documents required to be filed by it with the Finnish Trade Registry and the Finnish Financial Supervision since December 31,1997.

(b) As of its filing date, each Acquiror Public Document complied as to form in all material respects with the applicable requirements of the Finnish Securities Act and/or the Finnish Companies Act, as the case may be.

(c) No Acquiror Public Document filed since December 31, 1997 contained, as of its filing date or effective date, as applicable, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.7. Financial Statements; No Material Undisclosed Liabilities. (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Acquiror included in the Acquiror Annual Reports and the Acquiror Quarterly Reports fairly present in all material respects, in conformity with International Accounting Standards (“IAS”) (except as may be indicated in the notes thereto and except for the Acquiror Annual Report relating to the fiscal year ended December 31, 1997 and the Acquiror Quarterly Reports relating to the first three quarters of 1998, which were prepared using Finnish generally accepted accounting principles), the consolidated financial position of Acquiror and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

(b) There are no liabilities of Acquiror or any Acquiror Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that are required by IAS to be set forth on a consolidated balance sheet of Acquiror, other than:

(i) liabilities or obligations disclosed or provided for in the Acquiror Balance Sheet (including the notes thereto);

(ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; and

(iii) other liabilities or obligations, which would not, individually or in the aggregate, be reasonably likely to have an Acquiror Material Adverse Effect.

5.8 Information to Be Supplied. (a) The information to be supplied by Acquiror expressly for inclusion or incorporation by reference in the Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) in the case of the remainder of the Proxy Statement/Prospectus, at the time of the mailing thereof, at the time of the Company Shareholder Meeting and at the time of the Acquiror Shareholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply (with respect to information relating to Acquiror) as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

(b) Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement/Prospectus with respect to information supplied by the Company.

5.9. Absence of Certain Changes. Since December 31,1998, except as otherwise expressly contemplated by this Agreement, Acquiror and the Acquiror Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Acquiror or any Acquiror Subsidiary that, individually or in the aggregate, has had or would be reasonably likely to have an Acquiror Material Adverse Effect or (b) any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have an Acquiror Material Adverse Effect.

5.10. Litigation. There is no action, suit, investigation, arbitration or proceeding pending against, or to the Knowledge of Acquiror threatened against, Acquiror or any Acquiror Subsidiary or any of their respective assets or properties before any arbitrator or Governmental Entity that would, individually or in the aggregate, be reasonably likely to have an Acquiror Material Adverse Effect.

5.11. Taxes. Except as set forth in the Acquiror Balance Sheet (including the notes thereto), (i) all tax returns, statements, reports and forms (collectively, the “Acquiror Returns”) required to be filed with any taxing authority by, or with respect to, Acquiror and the Acquiror Subsidiaries have been filed in accordance with all applicable laws, (ii) Acquiror and the Acquiror Subsidiaries have timely paid all taxes shown as due and payable on the Acquiror Returns that have been so filed, and, as of the time of filing, the Acquiror Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Acquiror and the Acquiror Subsidiaries (other than taxes which are being contested in good faith and for which adequate reserves are reflected on the Acquiror Balance Sheet), (iii) Acquiror and the Acquiror Subsidiaries have made reasonable provision for all taxes payable by them for which no Acquiror Return has yet been filed, (iv) the charges, accruals and reserves for taxes with respect to Acquiror and its Subsidiaries reflected on the Acquiror Balance Sheet are adequate under IAS to cover the tax liabilities accruing through the date thereof, (v) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to Acquiror or any of the Acquiror Subsidiaries in respect of any tax where there is a reasonable possibility of a materially adverse determination and (vi) neither Acquiror nor any of the Acquiror Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group, other than one of which Acquiror was the common parent.

5.12. Compliance with Laws; Licenses, Permits and Registrations. (a) To the Knowledge of Acquiror, neither Acquiror nor any Acquiror Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, rules, writs, judgments, injunctions, orders, consent decrees, permits, licenses or other authorizations applicable to it or its business or operations, except for violations which would not, individually or in the aggregate, be reasonably likely to have, an Acquiror Material Adverse Effect.

(b) Each of Acquiror and the Acquiror Subsidiaries has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all Governmental Entities required by Acquiror and the Acquiror Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations would not, individually or in the aggregate, be reasonably likely to have an Acquiror Material Adverse Effect.

5.13. Title to Properties. (a) Acquiror and each Acquiror Subsidiary have good and marketable title to, or valid leasehold interests in, all their properties and assets except for those which are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar Liens, encumbrances or impediments that, in the aggregate, do not materially interfere with the ability of Acquiror and the Acquiror Subsidiaries to conduct their business, taken as a whole, as currently conducted. All of these assets and properties, other than assets and properties in which Acquiror or any Acquiror Subsidiary has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Acquiror and the Acquiror Subsidiaries to conduct their business, taken as a whole, as currently conducted.

(b) Except as would not, individually or in the aggregate, be reasonably likely to have an Acquiror Material Adverse Effect, (i) Acquiror and each Acquiror Subsidiary are in compliance with the terms of all leases to which they are a party and under which they are in occupancy, and all of these leases are in full force and effect and (ii) Acquiror and each Acquiror Subsidiary enjoy peaceful and undisturbed possession under all such leases.

5.14. Intellectual Property. Except as would not, individually or in the aggregate, be reasonably likely to have an Acquiror Material Adverse Effect, Acquiror and the Acquiror Subsidiaries own or have a valid license to use all Intellectual Property necessary to carry on the business (the “Acquiror Business”) of Acquiror and the Acquiror Subsidiaries, taken as a whole, as currently conducted (collectively, the “Acquiror Intellectual Property”). To the Knowledge of Acquiror, neither Acquiror nor any Acquiror Subsidiary has received any challenge to any Acquiror Intellectual Property, nor has there been, or is there, any claim alleging that the conduct of the Acquiror Business by Acquiror and the Acquiror Subsidiaries, or the use by the Acquiror and the Acquiror Subsidiaries of any Acquiror Intellectual Property, infringes, violates or misappropriates the Intellectual Property of any other Person, that, in any case, would, individually or in the aggregate, be reasonably likely to have an Acquiror Material Adverse Effect.

5.15. Environmental Matters. Except as would not, individually or in the aggregate, be reasonably likely to have an Acquiror Material Adverse Effect, to the Knowledge of Acquiror, (i) no written notice, notification, demand, request for information, citation, summons, complaint or administrative or judicial order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or threatened by any person against. Acquiror or any Acquiror Subsidiary, with respect to any applicable Environmental Law and (ii) Acquiror and the Acquiror Subsidiaries are and have been in compliance with all applicable Environmental Laws.

5.16. Finders’ Fees. Except for Salomon Smith Barney Inc., whose fees will be paid by Acquiror, there is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from Acquiror or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

5.17. Required Vote; Board Recommendation. (a) The only vote of the holders of any class or series of capital stock of Acquiror required by law, rule or regulation to approve this Agreement, the Merger and/or any of the other transactions contemplated hereby are the affirmative vote of the holders of two-thirds by number and voting power of the Acquiror Series A Shares and the Acquiror Series R Shares present and voting as a single class at the Acquiror Shareholder Meeting (as defined in Section 7.2) in favor of the issuance of the Acquiror Shares pursuant to the Merger and the other transactions contemplated hereby, including the actions described in Section 2.3(a) (the “Acquiror Shareholder Approval”).

(b) Acquiror’s Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the issuance of the Acquiror Shares pursuant to the Merger, are in the best interests of Acquiror and its shareholders, (ii) approved this Agreement, and the transactions contemplated hereby and (iii) resolved to recommend to such shareholders that they vote in favor of the issuance of the Acquiror Shares pursuant to the Merger, in accordance with the terms hereof.

5.18. Availability of Funds. Purchaser has available, and will have available on the Closing Date, sufficient funds to enable Purchaser to consummate the transactions contemplated by this Agreement.

5.19. Tax Treatment. To Acquiror’s Knowledge, there is no reason why the Merger will not be able to qualify as a 368 Reorganization.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees as set forth below.

6.1. Company Interim Operations. Except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior written consent of Acquiror (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, all material licenses and permits that are required for the Company or any of its Subsidiaries to carry on its business and (iii) preserve existing relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior written consent of Acquiror (which consent shall not be unreasonably withheld or delayed), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend the Company’s or any Company Subsidiary’s articles of incorporation or by-laws or equivalent documents;

(b) split, combine, subdivide, redeem or reclassify any shares of capital stock of the Company or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities, except (i) for regular quarterly cash dividends (having customary record and payment dates not in excess of $0.22 per Company Share, (ii) for regular dividends by wholly owned Company Subsidiaries or (iii) pursuant to the existing terms of any award under an existing Company Employee Plan;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any capital stock, grant any additional options to purchase Company Shares, or grant to any Person any right to acquire any shares of the Company’s capital stock or any right, the value of which is based on the value of Company Shares, other than in connection with the Company Employee Plans or other benefit plans or arrangements existing on the date hereof and other than the issuance of Company Shares upon the exercise of stock options outstanding on the date hereof in accordance with their present terms or (ii) amend in any material respect any term of any outstanding security of the Company or any Company Subsidiary;

(d) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or series of related transactions (i) except in the ordinary course of business consistent with past practice, any assets (including any equity interests) having a fair market value in excess of $10 million or (ii) all or substantially all of the equity interests of any Person or any business or division of any Person having a fair market value in excess of $10 million;

(e) sell, lease, encumber or otherwise dispose of any assets, other than (i) sales in the ordinary course of business consistent with past practice, (ii) equipment and property no longer used in the operation of the Company’s business and (iii) assets related to discontinued operations;

(f) incur (which shall not include entering into credit agreements, lines of credit or similar arrangements until the Company or any of its Subsidiaries becomes liable with respect to any indebtedness for borrowed money thereunder or guarantees thereof) any indebtedness for borrowed money, guarantee any indebtedness, issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice (which shall include borrowings under the Company’s existing credit agreements and, consistent with past practice, the Company’s existing unrated commercial paper program and overnight borrowings);

(g) except in the ordinary course of business, amend, modify or terminate any material contract, agreement or arrangement of the Company or any of its Subsidiaries or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries thereunder;

(h) (i) except in the ordinary course of business consistent with past practice or as required by law or the current terms of an existing agreement or other authorization disclosed in Schedule 4.13 of the Company Disclosure Schedule, increase the amount of compensation of any current or former director, officer or employee or make any increase in or commitment to increase any employee benefits or vest, fond or pay any pension or retirement allowance other than as required by the current terms of a Company Employee Plan, (ii) except as required by law, the current terms of an agreement or other authorization existing on the date hereof or of the Company severance policy disclosed in Schedule 4.13 of the Company Disclosure Schedule, grant any severance or termination pay to any director, officer or employee of the Company or any Company Subsidiary, (iii) adopt, amend, modify (except as may be required by law), enter into or commit to any additional employee benefit plan or, except in the ordinary course of business, make any contribution to any existing plan, (iv) increase the benefits payable under any existing severance or termination pay policies or employment agreements or (v) take any affirmative action to accelerate the vesting of any stock-based compensation;

(i) change the Company’s methods of accounting in effect at December 31, 1998, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred in by its independent public accountants;

(j) other than in connection with transactions otherwise permitted by this Section 6.1, incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (i) contemplated by the capital expenditures budgets for the Company and the Company Subsidiaries made available to Acquiror, (ii) incurred in the ordinary course of business of the Company and the Company Subsidiaries or (iii) not otherwise described in clauses (i) and/or (ii) which, in the aggregate, do not exceed $10 million;

(k) (i) enter into any agreement or arrangement that limits or otherwise restricts the Company, any Company Subsidiary or any of their respective Affiliates or any successor thereto from engaging or competing in any line of business or in any location, which agreement or arrangement would be material to the business of the Company and the Company Subsidiaries taken as a whole or (ii) except in the ordinary course of business consistent with past practice, amend, modify or terminate any material contract, agreement or arrangement of the Company or any Company Subsidiary or otherwise waive, release or assign any material rights, claims or benefits of the Company or any Company Subsidiary thereunder;

(1) settle, or propose to settle, any litigation, investigation, arbitration, proceeding or other claim that is material to the business of the Company and the Company Subsidiaries, taken as a whole, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities (i) recognized or disclosed in the most recent consolidated financial statements (or notes thereto) of the Company included in the Company SEC Documents or (ii) incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(m) create or incur any material Lien on any material asset other than in the ordinary course of business consistent with past practice or other than in connection with the purchase of such asset;

(n) make any material loan, advance or capital contribution to or investment in any Person, other than loans, advances or capital contributions to, or investments in, wholly owned Company Subsidiaries made in the ordinary course of business consistent with past practice;

(o) other than in the ordinary course of business consistent with past practice, (i) make any tax election or take any position on any tax return filed on or after the date of this Agreement or adopt any method thereof that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods or (ii) enter into any settlement or compromise of any tax liability that in either case is material to the business of the Company and the Company Subsidiaries, taken as a whole; or

(p) agree, resolve or commit to do any of the foregoing;

provided that the limitations set forth in Sections 6. l(a) through 6. l(p) shall not apply to any action, transaction or event occurring exclusively between the Company and any wholly owned Company Subsidiary or between any wholly owned Company Subsidiaries.

6.2. Shareholder Meeting. The Company shall cause a meeting of its shareholders (the “Company Shareholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Company Shareholder Approval. Unless otherwise required by its fiduciary duties (as determined in good faith by a majority of its members after consultation with outside legal counsel to the Company) (i) the Company’s Board of Directors shall recommend approval and adoption by its shareholders of this Agreement (the “Company Recommendation”), (ii) neither the Company’s Board of Directors nor any committee thereof shall amend, modify, withdraw, condition or qualify the Company Recommendation in a manner adverse to Acquiror or take any action or make any statement inconsistent with the Company Recommendation and (iii) the Company shall take all lawful action to solicit the Company Shareholder Approval.

6.3. Acquisition Proposals: Board Recommendation.

(a) The Company agrees that it shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of the Company or any Company Subsidiary, directly or indirectly, to (i) solicit or initiate the submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes or that would reasonably be expected to lead to any Acquisition Proposal, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company’s equity securities or (iv) enter into any agreement with respect to any Acquisition Proposal, other than in the manner contemplated by Section 6.3(d); provided, however, that the Company may take any action(s) described in any of the foregoing clauses in respect of a Person, if it receives from such Person an unsolicited bona fide written Acquisition Proposal that the Company’s Board of Directors determines in good faith (after consultation with an investment bank of nationally recognized reputation) is reasonably likely to lead to the delivery of a Superior Proposal and if the Company’s Board of Directors determines in good faith, after consultation with outside legal counsel to the Company, that it is obligated to take such action(s) in order to comply with its fiduciary duties under applicable law; provided, further, that, the Company shall have provided the notice contemplated by Section 6.3(c) and shall comply with Section 6.3(d). The Company shall cease and cause to be terminated immediately all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could be reasonably expected to lead to, any Acquisition Proposal.

(b) Unless the Company’s Board of Directors has previously withdrawn, or is concurrently therewith withdrawing, the Company Recommendation in accordance with Section 6.2, neither the Company’s Board of Directors nor any committee thereof shall recommend any Acquisition Proposal to the Company shareholders. Notwithstanding the foregoing, nothing contained in this Section 6.3(b) or elsewhere in this Agreement shall prevent the Company’s Board of Directors from complying with Rule 14e-2 under the 1934 Act with respect to any Acquisition Proposal or making any disclosure required by applicable law.

(c) The Company shall notify Acquiror promptly (but in no event later than the second Business Day) after receipt by the Company or any Company Subsidiary (or any of their respective directors, officers, agents or advisors) of any Acquisition Proposal or any request for nonpublic information or for access to the properties, books or records of the Company or any request for a waiver or release under any standstill or similar agreement, by any person that has made an Acquisition Proposal. The notice shall indicate the identity of the offeror and the terms and conditions of the proposal or request The Company shall keep Acquiror informed, on a reasonably current basis, of the status (including amendments or proposed amendments) of any Acquisition Proposal or request.

(d) Pursuant to the terms of Section 10.1, either Acquiror or the Company may terminate this Agreement, if the Company’s Board of Directors shall have determined (i) to approve or recommend an Acquisition Proposal after concluding that the Acquisition Proposal constitutes a Superior Proposal and (ii) to enter into a binding agreement concerning the Acquisition Proposal; provided, however, that the Company may not exercise its right to terminate this Agreement under this Section 6.3(d) and Section 10. l(c)(ii), unless (i) the Company shall have provided to Acquiror at least five Business Days’ prior written notice that its Board of Directors has authorized the termination and intends to terminate this Agreement pursuant to this Section 6.3(d) and Section 10.1(c)(ii), specifying the material terms and conditions of the Acquisition Proposal, (ii) Acquiror does not make, within five Business Days of receiving the notice, an offer such that a majority of the Company’s Board of Directors determines that (x) the foregoing Acquisition Proposal no longer constitutes a Superior Proposal or (y) its fiduciary duties no longer require it to take such action(s) and (iii) on or prior to such termination, the Company shall have paid to Acquiror the Termination Fee (as defined in Section 10.3(b)); provided, further, that Acquiror may exercise its right to terminate under this Section 6.3(d) and Section 10. l(d)(iii) within five Business Days after receiving the notice contemplated by this Section 6.3(d). In connection with the foregoing, the Company agrees that it will (A) not enter into a binding agreement with respect to such an Acquisition Proposal until the termination of this Agreement in accordance with its terms and (B) notify the Acquiror promptly, if its intention to enter into such an agreement shall change at any time after such notification.

6.4. Affiliate Agreements. Not later than the 15th day prior to the mailing of the Proxy Statement/Prospectus, the Company shall deliver to Acquiror a schedule of each person, that, to its Knowledge, is or is reasonably likely to be, as of the date of the Company Shareholder Meeting, deemed to be an “affiliate” of it (each, a “Company Affiliate”) as that term is used in Rule 145 under the Securities Act. The Company shall use its best efforts to cause each person who may be deemed to be a Company Affiliate to execute and deliver to Acquiror on or before the date of mailing of the Proxy Statement/Prospectus an agreement in a form reasonably acceptable to Acquiror.

6.5. Termination of DRIP. Promptly following the date hereof, the Company shall take all steps necessary to suspend the operation of, or to terminate, its Dividend Reinvestment and Share Purchase Plan, so that no additional Company Shares are issued thereunder prior to the Effective Time.

ARTICLE 7

COVENANTS OF ACQUIROR

The Acquiror agrees as set forth below.

7.1. Acquiror Interim Operations. Except as set forth in the Acquiror Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior consent of the Company (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, Acquiror shall and shall cause each of the Acquiror Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for Acquiror or any Acquiror Subsidiary to carry on its business and (iii) preserve existing relationship with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior consent of the Company (which consent shall not be unreasonably withheld or delayed), Acquiror shall not, nor shall it permit any Acquiror Subsidiary to:

(a) make any amendment to Acquiror’s articles of association that changes any material term or provision of the Acquiror Shares;

(b) make any material changes to MergerSub’s articles of incorporation;

(c) engage in any material repurchase at a premium, recapitalization, restructuring or reorganization with respect to Acquiror’s capital stock, including, without limitation, by way of any extraordinary dividend on, or other extraordinary distributions with respect to, Acquiror’s capital stock;

(d) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or any business or division thereof, or otherwise acquire any assets, unless Acquiror concludes in good faith that such acquisition or the entering into of a definitive agreement relating to or the consummation of such transaction would not (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise; or

(e) agree, resolve or otherwise commit to do any of the foregoing.

7.2. Shareholder Meeting; Board Recommendation. Subject to the proviso in Section 3.3 (a), Acquiror shall cause a meeting of its shareholders (the “Acquiror Shareholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Acquiror Shareholder Approval. Pursuant thereto, (i) Acquiror’s Board of Directors shall recommend (the “Acquiror Recommendation”) approval and adoption by its shareholders of the issuance of Acquiror Shares pursuant to the Merger and the election of George W. Mead as a member of Acquiror’s Board of Directors as contemplated by Section 2.3(a), (ii) neither Acquiror’s Board of Directors nor any committee thereof shall amend, modify, withdraw, condition or qualify the Acquiror Recommendation in a manner adverse to the Company or take any action or make any statement inconsistent with the Acquiror Recommendation and (iii) Acquiror shall take all lawful action to solicit the Acquiror Shareholder Approval. In the event that the Merger Consideration consists of all Cash Consideration pursuant to the proviso in Section 3.3(a), this provision shall be of no further force or effect, and Acquiror’s obligation under Section 2.3(a) shall cease.

7.3. Director and Officer Liability. (a) Acquiror and the Surviving Corporation agree that the Surviving Corporation shall adopt prior to the Effective Time, in its Articles of Incorporation and bylaws, the same indemnification obligations as those set forth in the Company’s articles of incorporation and bylaws, in each case as of the date of this Agreement, and that such provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company or the Company Subsidiaries.

(b) To the fullest extent permitted under applicable law, after the Effective Time, MergerSub and Acquiror shall, and Acquiror shall cause the Surviving Corporation to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable law, each present and former director or officer of the Company and each Company Subsidiary and each person who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner or fiduciary of another Person, pension or other employee benefit plan or enterprise (collectively, the “Indemnified Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), arising out of or pertaining to any action or omission in their capacity as director, officer, trustee, partner or fiduciary in each case occurring on or before the Effective Time (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any claim, action, suit, proceeding or investigation, (i) Acquiror and the Surviving Corporation shall (x) periodically advance reasonable fees and expenses (including attorneys fees) with respect to the foregoing and (y) pay the reasonable fees and expenses of counsel selected by each Indemnified Party, which counsel shall be reasonably satisfactory to Acquiror and the Surviving Corporation, promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action) and (ii) Acquiror and the Surviving Corporation, as applicable, shall cooperate in the defense of any matter; provided, however, that neither Acquiror nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed).

(c) For six years from the Effective Time, the Surviving Corporation shall provide to the Company’s and each Company Subsidiary’s directors and officers liability insurance protection of the same kind and scope as that provided by the Company’s directors’ and officers’ liability insurance policies in effect on the date hereof; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance, which current annual premium the Company represents and warrants to be $103,000; and provided, further, that if the annual premiums of such insurance exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If Acquiror or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in a consolidation or merger or (ii) transfers all or substantially all its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, honor the indemnification obligations set forth in this Section 7.3,

(e) The obligations of the Surviving Corporation and Acquiror under this Section 7.3 shall not be terminated or modified in a manner which will adversely affect any director, officer or other person to whom this Section 7.3 applies without the consent of the affected director, officer or other person (it being expressly agreed that each director, officer or other person to whom this Section 7.3 applies shall be third-party beneficiaries of this Section 7.3).

7.4. Employee Benefits. (a) During the period commencing at the Effective Time and ending on the second anniversary thereof Acquiror shall cause the Surviving Corporation and the Company Subsidiaries to provide eligible employees of the Company and the Company Subsidiaries, during the period of employment of such employees with the Surviving Corporation or Company Subsidiaries, with salary and benefits under employee benefit plans that are no less favorable in the aggregate than those currently provided by the Company and the Company Subsidiaries under the Company Employee Plans disclosed on the Company Disclosure Schedule to their respective employees. For purposes of any employee benefit plan or arrangement maintained by Acquiror, the Surviving Corporation or any Acquiror Subsidiary in which employees of the Company or a Company Subsidiary become eligible to participate, Acquiror and the Surviving Corporation shall recognize (or cause to be recognized) the service of such employees with the Company and its Subsidiaries and any predecessor entities (and any other service credited by the Company under similar benefit plans) for purposes of vesting, eligibility to participate and severance to the extent such service was recognized under a comparable Company Employee Plan provided, however, that solely to the extent necessary to avoid duplication of benefits, amounts payable under employee benefit plans provided by

Acquiror, the Surviving Corporation or an Acquiror Subsidiary may be reduced by amounts payable under similar Company Employee Plans with respect to the same periods of service). From and after the Effective Time, in the case of any employee benefit plan of Acquiror or any Acquiror Subsidiary that is an employee health or life insurance plan and in which employees of the Company or any Company Subsidiary become eligible to participate (any such plan, an “Acquiror Welfare Plan”), Acquiror shall cause such Acquiror Welfare Plan to (i) waive any pre-existing conditions of any such employee that was covered under the Company Employee Plan in which such employee was a participant immediately prior to commencement of participation in the Acquiror Welfare Plan and (ii) recognize any deductibles or out-of-pocket expenses paid by any such employee pursuant to the Company Employee Plan in which such employee was a participant immediately prior to commencement of participation in the Acquiror Welfare Plan in the calendar year in which such commencement of participation occurs. The provisions of this Section 7.4 shall not create in any employee or former employee of the Company or any Company Subsidiary any rights to employment or continued employment with Acquiror, the Surviving Corporation or the Company or any of their respective Subsidiaries or Affiliates or infringe upon the right of any such entity to terminate the employment of any such employee for any reason or no reason.

(b) During the six-month period following the Effective Time, Acquiror shall cause the Surviving Corporation and the Company Subsidiaries to provide at least 30 days’ advance written notice of the termination of employment (“Advance Notice”) of any employees of the Company or any Company Subsidiary other than any such termination for cause.

(c) During the period commencing at the Effective Time and ending on the first anniversary thereof, Acquiror shall cause the Surviving Corporation and the Acquiror Subsidiaries to honor, in accordance with its terms, the Company’s, Human Resources Policy-Severance disclosed on the Company Disclosure Schedule. In addition, Acquiror shall cause the Surviving Corporation and the Acquiror Subsidiaries to honor, in accordance with their terms, as in effect on the date hereof any employment, change of control, severance, retirement or termination agreement between the Company or any Company Subsidiary, and any officer, director or employee of the Company or any Company Subsidiary disclosed on the Company Disclosure Schedule, including the Company’s retention incentive program and the Change in Control Agreements, dated October 26, 1999, as amended, between the Company and certain of its officers.

(d) Prior to the Effective Time, the Company shall take all appropriate actions to ensure that no “restricted date” will be deemed to occur for purposes of Appendix F to the Consolidated Salaried Employees’ Retirement Plan or Appendix E to the Consolidated Employees’ Retirement Plan by reason of the transactions contemplated hereby, alone or in conjunction with another event.

7.5. Stock Exchange Listing. Acquiror shall use its reasonable best efforts to cause the Acquiror Shares to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance.

7.6. Conduct of MergerSub. Acquiror will take all action necessary to cause MergerSub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, including, without limitation, voting all of the MergerSub Shares in favor of adoption of this Agreement and the Merger.

7.7. Transfer Taxes. All state, local or foreign sales, use, real property transfer, stock transfer or similar taxes (including any interest or penalties with respect thereto) attributable to the Merger (collectively, the “Transfer Taxes”) shall be timely paid by Acquiror.

ARTICLE 8

COVENANTS OF ACQUIROR AND THE COMPANY

The parties hereto agree as set forth below.

8.1. Reasonable Best Efforts. (a) Subject to the terms and conditions hereof, each party will use reasonable best efforts to take, or cause to be taken, all actions, to file, or caused to be filed, all documents, including without limitation the notification form under the HSR Act, an application for an exemption under PUHCA and an application for consent under WPUHCA, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable. Acquiror and the Company shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and its subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Merger; provided, however, that with respect to documents that one party reasonably believes should not be disclosed to the other party, such party shall instead furnish those documents to counsel for the other party pursuant to a mutually satisfactory confidentiality agreement. In exercising the foregoing right, each of the Company and Acquiror shall act reasonably and as promptly as reasonably practicable.

(b) Acquiror and the Company shall promptly respond to any request for additional information pursuant to the HSR Act. Upon the terms and subject to the provisions hereof, Acquiror and the Company shall each use all reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Entity with respect to the Merger under any antitrust or trade or regulatory laws or regulations of any Governmental Entity, which, in the case of Acquiror, will, except as set forth below, include if necessary to resolve such objections, offering, and agreeing to enter into necessary agreements, to sell, license or otherwise dispose of, or hold separate or otherwise divest itself of, all or any portion of Acquiror’s businesses or assets or any portion of the businesses or assets of any of its subsidiaries or any portion of the businesses or assets of the Company or the Company’s subsidiaries; provided, however, that nothing in this Section 8.1 or otherwise shall require Acquiror to agree to divest the assets of Consolidated Water Power Company other than the retail sales assets; and provided, however, that nothing in this Section 8.1 shall require Acquiror to agree to (i) the imposition of conditions or (ii) the requirement of divestiture that, in the case of clauses (i) and (ii), would, in Acquiror’s reasonable judgment, be reasonably likely to have an Acquiror Material Adverse Effect or a Company Material Adverse Effect or to materially adversely impact the economic, strategic or business benefits of the transactions contemplated hereby, it being understood that a divestiture of the retail sales assets of Consolidated Water Power Company would not have such an impact or otherwise be deemed likely to have a Material Adverse Effect. Acquiror shall reasonably consult with the Company and, subject to being permitted by the Governmental Entity to do so, the Company shall have the right to attend and participate in any telephone calls or meetings that Acquiror or MergerSub have with any person with regard to this Agreement.

8.2. Certain Filings; Cooperation in Receipt of Consents. (a) Promptly after the date hereof, Acquiror and the Company shall prepare and Acquiror shall file with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as Acquiror’s prospectus. Each of the Company and Acquiror shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of the Company and Acquiror shall mail the Proxy Statement/Prospectus to their respective shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Acquiror shall also take any action required to be taken under any applicable state securities or blue sky laws in connection with the issuance of Acquiror Shares in the Merger.

(b) No amendment or supplement to the Proxy Statement/Prospectus will be made by the Company or Acquiror without the approval of the other party, which approval will not be unreasonably withheld or delayed Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Acquiror Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, the Company or Acquiror discovers any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, so that the document will not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the party that discovers any misleading information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing the information shall be promptly filed with the SEC and, to the extent required by Law or regulation, disseminated to the shareholders of the Company and Acquiror.

(c) The Company and Acquiror shall cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Entity is required,

or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby, (ii) seeking any consents, approvals or waivers, taking any actions, or making any filings, furnishing information required in connection therewith and seeking promptly to obtain any consents, approvals or waivers and (iii) setting a mutually acceptable date for the Company Shareholder Meeting and the Acquiror Shareholder Meeting so as to enable them to occur, to the extent practicable, on the same date. Each party shall permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in the meetings and conferences, in each case in connection with the transactions contemplated hereby.

8.3. Public Announcements. The parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any public statement prior to such consultation.

8.4. Access to Information; Notification of Certain Matters. (a) From the date hereof until the Effective Time and subject to applicable law, the Company and Acquiror shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to its offices, properties, books and records, (ii) furnish or make available to the other party, its counsel, financial advisors, auditors and other authorized representatives any financial and operating data and other information as those Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of the other party in its investigation. Any investigation pursuant to this Section shall be conducted in a manner which will not to interfere unreasonably with the conduct of the business of the other party. Unless otherwise required by law, each of the Company and Acquiror will hold, and will cause its respective officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold any nonpublic information obtained in any investigation in confidence in accordance with Section 8.8. No information or knowledge obtained in any investigation pursuant to this Section 8.4 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

(b) Each party hereto shall give prompt notice to the other of (i) any communication received by such party from, or given by such party to, any Governmental Entity in connection with any of the transactions contemplated hereby and (ii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or Article V, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement; provided, in each case, however, that delivery of any notice pursuant to this Section 8.4(b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

8.5. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or MergerSub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or MergerSub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

8.6. Tax Treatment. Each party shall use its reasonable best efforts to cause the Merger to qualify as a 368 Reorganization, including the reporting requirements contained in U.S. Treasury Regulation Section 1.367(a)-3(c)(6), and will not take any action reasonably likely to cause the Merger not so to qualify.

8.7. Integration Committee. Acquiror recognizes that the Company has a talented group of officers and employees that will be important to the future growth of the combined companies. In recognition of the foregoing, promptly after the date hereof, Acquiror will establish an Integration Committee composed of senior executive officers of both Acquiror and the Company, as selected by Acquiror’s President, who will have direct access to him and will be responsible for proposing alternatives and recommendations to him regarding the matters and issues arising in connection with the integration of the two companies and their respective businesses, assets and organizations (including matters arising in connection with the matters contemplated by Section 7.3).

8.8. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each party hereto will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other parties hereto furnished to the party in connection with the transactions contemplated by this Agreement, except to the extent that the information can be shown to have been (a) previously known on a nonconfidential basis by the party, (b) in the public domain through no fault of the party or (c) later lawfully acquired by such party from sources other than any of the other parties hereto; provided that a party may disclose information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement, so long as those Persons are informed by the party of the confidential nature of information and are directed by the party to treat such information confidentially. Each party’s obligation to hold any information in confidence shall be satisfied, if it exercises the same care with respect to the information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each party hereto will, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the party from whom the material was obtained, upon request, all documents and other materials, and all copies thereof, obtained from the other party from the other parties in connection with this Agreement that are subject to this confidentiality requirement.

ARTICLE 9

CONDITIONS TO MERGER

9.1. Conditions to the Obligations of Each Party. The obligations of the Company, Acquiror and MergerSub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) each of (i) the Company Shareholder Approval and (ii) the Acquiror Shareholder Approval shall have been obtained;

(b)(i) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and (ii) all state securities or blue sky authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect;

(c)(i) any applicable waiting period under the HSR Act or Canadian Competition Act or any other applicable comparable foreign merger control authority relating to the Merger shall have expired or been earlier terminated and (ii) if required by applicable law, the parties shall have received a decision from the European Commission under Regulation 4064/89 that the proposed Merger and any matters arising therefrom fall within either Article 6. l(a) or Article 6. l(b) of such Regulation and that, in any event, the Merger will not be referred to any competent authority or dealt with by the European Commission pursuant to Article 9.3 of such Regulation; and

(d) no Governmental Entity of competent authority or jurisdiction shall have issued any order, injunction or decree, or taken any other action then in effect, which restrains, enjoins or otherwise prohibits the consummation of the Merger.

9.2. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) Acquiror and MergerSub each shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the time of the filing of the Articles of Merger, (ii) (A) the representations and warranties of Acquiror contained in this Agreement that are qualified by reference to an Acquiror Material Adverse Effect shall be true and correct when made and at and as of the time of filing the Articles of Merger, as if made at and as of such time and (B) all other representations and warranties of Acquiror shall have been true and correct, disregarding for these purposes any qualification or exception for materiality, when made and at and as of the time of the filing of the Articles of Merger as if made at and as of such time, except for inaccuracies which, individually or in the aggregate, are not reasonably likely to have an Acquiror Material Adverse Effect and (iii) the Company shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Acquiror to the foregoing effect;

(b) the Company shall have received an opinion of McDermott, Will & Emery counsel to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (a) the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code, (b) Acquiror will be treated as a corporation under Section 367(a)(l) of the Code with respect to each transfer of property thereto pursuant to the Merger, and (c) accordingly, for U.S. federal income tax purposes, (i) no gain or loss will be recognized by the Company as a result of the Merger and (ii) no gain or loss will be recognized by a stockholder of the Company in respect of the receipt of Acquiror Shares pursuant to the Merger. In rendering its opinion, such counsel may require and rely upon representations contained in letters from the Company, Acquiror and MergerSub. Counsel’s opinion shall not address the tax consequences applicable to any stockholder of the Company who, immediately after the Merger, will be a “five percent transferee shareholder” with respect to Acquiror within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5); and

(c) the Parties shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by Sections 4.3 and 5.3, which if not obtained or made (i) would render consummation of the Merger illegal or (ii) (assuming the Effective Time had occurred) would be reasonably likely to have an Acquiror Material Adverse Effect.

9.3. Conditions to the Obligations of Acquiror and MergerSub. The obligations of Acquiror and MergerSub to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in this Agreement that are qualified by reference to a Company Material Adverse Effect shall be true and correct when made and at and as of the time of the filing of the Articles of Merger, as if made at and as of such time and (B) all other representations and warranties of the Company shall have been true and correct, disregarding for these purposes any qualification or exception for materiality, when made and at and as of the time of filing of the Articles of Merger, as if made as of such time, except for such inaccuracies which, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect, and (iii) Acquiror shall have received a certificate signed by the Chief Executive Officer, President or Chief Financial Officer of the Company to the foregoing effect;

(b) Acquiror shall have received an opinion of Cleary, Gottlieb, Steen & Hamilton, counsel to Acquiror, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (a) the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code, (b) Acquiror will be treated as a corporation under Section 367(a)(l) of the Code with respect to each transfer of property thereto pursuant to the Merger, and (c) accordingly, for U.S. federal income tax purposes, (i) no gain or loss will be recognized by Acquiror as a result of the Merger and (ii) no gain or loss will be recognized by a stockholder of the Company in respect of the receipt of Acquiror Shares pursuant to the Merger. In rendering its opinion, such counsel may require and rely upon representations contained in letters from the Company, Acquiror and MergerSub. Counsel’s opinion shall not address the tax consequences applicable to any stockholder of the Company who, immediately after the Merger, will be a “five percent transferee shareholder” with respect to Acquiror within the meaning of U.S. Treasury Regulation Section 1.367(a)-3 (c)(5); and

(c) Acquiror shall have obtained all consents, or been granted all exemptions, that it, in its reasonable judgment, determines are necessary in connection with the transactions contemplated by this Agreement, including the indirect acquisition of Consolidated Water Power Company, (i) from or by the SEC under or with respect to PUHCA and (ii) from or by the Wisconsin Public Service Commission under or with respect to WPUHCA, including, in the case of (ii), as a result of the actions contemplated in the first proviso to Section 8. l(b). The parties shall have obtained or made all other consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by Sections 4.3 and 5.3 which if not obtained or made (i) would render consummation of the Merger illegal or (ii) (assuming the Effective Time had occurred) would be reasonably likely to have an Acquiror Material Adverse Effect or a Company Material Adverse Effect.

ARTICLE 10

TERMINATION

10.1. Termination. This Agreement may be terminated at any time prior to the Effective Time by written notice, whether before or after the Company Shareholder Approval and/or the Acquiror Shareholder Approval shall have been obtained:

(a) by mutual written agreement of Acquiror and the Company;

(b) by either Acquiror or the Company, if

(i) the Merger shall not have been consummated by December 31, 2000 (the “End Date”), provided, however, that the right to terminate this Agreement under this Section 10. l(b)(i) shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the Merger to occur on or before the End Date;

(ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Company, Acquiror or MergerSub from consummating the Merger is entered and the judgment, injunction, judgment or order shall have become final and nonappealable and, prior to that termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, the law, regulation, judgment, injunction, order or decree;

(iii) at the Acquiror Shareholder Meeting (including any adjournment or postponement thereof), the Acquiror Shareholder Approval shall not have been obtained; or

(iv) at the Company Shareholder Meeting (including any adjournment or postponement thereof), the Company Shareholder Approval shall not have been obtained.

(c) by the Company, (i) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Acquiror or MergerSub set forth in this Agreement shall have occurred which would cause the condition set forth in Section 9.2(a) not to be satisfied, and such condition shall be incapable of being satisfied by the End Date; or (ii) as contemplated by Section 6.3(d); or

(d) by Acquiror, (i) if the Company’s Board of Directors shall have (A) amended, modified, withdrawn, conditioned or qualified the Company Recommendation in a manner adverse to Acquiror and/or (B) recommended any Acquisition Proposal to the Company’s shareholders; (ii) pursuant to the terms of Section 6.3(d); or (iii) if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause the condition set forth in Section 9.3(a) not to be satisfied, and the condition is incapable of being satisfied by the End Date.

10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1 (including any termination by way of Section 6.3(d)), there shall be no liability or obligation on the part of Acquiror, the Company, MergerSub, or any of their respective officers, directors, shareholders, agents or Affiliates, except (i) as set forth in Section 10.3 which (without limiting in any respect the respective rights and obligations of the parties set forth in Section 11.8 prior to any termination in accordance with the terms of this Agreement) shall be the sole and exclusive remedy of the parties hereto in the event of such termination and (ii) no such termination shall relieve any party hereto of any liability or damages resulting from any breach of this Agreement unless a Termination Fee or Acquiror Termination Fee has been paid pursuant to Section 10.3; provided that the provisions of Sections 8.8, 10.2, 10.3, 11.1, 11.2, 11.4, 11.5, 11.7, 11.8, 11.9 and 11.10 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

10.3. Fees and Expenses. (a) Except as set forth in this Section 10.3, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring expenses, whether or not the Merger is consummated.

(b) If this Agreement is terminated pursuant to Section 10. l(c)(ii), or Section 10. 1(d)(i)(B), or Section l0.l(d)(ii), or Section 10.1(d)(iii) (but only if the breach shall have been a willful and material breach of Section 6.3 by the Company, any Company Subsidiary or any of their respective officers, directors, employees, advisors or other agents) the Company shall (i) pay to Acquiror a termination fee equal to $120,000,000 (the “Termination Fee”) and (ii) reimburse Acquiror for its actual, documented out-of-pocket expenses incurred to third parties in connection with the transactions contemplated hereby not to exceed $1,000,000.

(c) If this Agreement is terminated by either party pursuant to Section 10. l(b)(i) or Section 10. l(b)(iv) and (i) prior to such termination, any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and (ii) concurrently with or within 12 months after termination, the Company enters into an agreement with respect to or consummates a Third Party Acquisition Event, the Company shall (x) pay to Acquiror the Termination Fee within one Business Day of the earlier of entering into any such agreement and the consummation of a Third Party Acquisition Event and (y) reimburse Acquiror at that time for Acquiror’s actual, documented out-of-pocket expenses incurred to third parties in connection with the transactions contemplated hereby not to exceed $1,000,000.

A “Third Party Acquisition Event” means the consummation of an Acquisition Proposal involving the purchase of a majority of either the equity securities of the Company or of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole, or any transaction that, if it had been proposed prior to the termination of this Agreement would have constituted an Acquisition Proposal.

(d) If this Agreement is terminated pursuant to Section 10. l(d)(i)(A), (i) the Company shall (A) pay to Acquiror 50% of the Termination Fee and (B) reimburse Acquiror for Acquiror’s actual, documented out-of-pocket expenses incurred to third parties in connection with the transaction contemplated by this Agreement not to exceed $1,000,000 and (ii) if concurrently with or within 12 months after termination the Company enters into an agreement with respect to or consummates of a Third Party Acquisition Event, then the Company shall pay to Acquiror 50% of the Termination Fee within one Business Day of the earlier of entering into such agreement and the consummation of the transaction contemplated by such Third Party Acquisition Event.

(e) If this Agreement is terminated pursuant to Section 10.1(b)(iii) and (x) prior to such termination, any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act) shall have publicly announced an intention (whether or not conditional) to make a proposal for a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Acquiror, or for any purchase or other acquisition of 15% or more of the assets or any class of equity securities of Acquiror (an “Acquiror Acquisition Proposal”) and (y) concurrently with or within 12 months after termination, Acquiror enters into an agreement with respect to, or a Person consummates, a purchase of a majority of either the equity securities of Acquiror or of the consolidated assets of Acquiror and the Acquiror Subsidiaries, taken as a whole, Acquiror shall (A) pay to the Company a fee (the “Acquiror Termination Fee”) equal to $40,000,000 within one Business Day or the earlier of entering into any such agreement and the consummation of any such purchase and (B) reimburse the Company at that time for its actual, documented out-of-pocket expenses incurred to third parties in connection with the transactions contemplated hereby not to exceed $1,000,000.

(f) Any payment of the Termination Fee or the Acquiror Termination Fee (and reimbursement of expenses) pursuant to this Section 10.3 shall be made in immediately available funds to an account specified by the party entitled to receipt thereof within one Business Day after termination of this Agreement (or as otherwise expressly set forth in this Agreement). If one party fails to pay to (or reimburse) the other promptly any fee or expense due hereunder (including the Termination Fee or the Acquiror Termination Fee), the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee and/or expense at the publicly announced “prime rate” as published in The Wall Street Journal from time to time from the date the fee was required to be paid to the date it is paid.

ARTICLE 11

MISCELLANEOUS

11.1. Notices. Except as otherwise expressly set forth in Section 6.3(c), all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given, if to Acquiror or MergerSub, to:

Stora Enso Oyj
Kanavaranta 1 P.O. Box 309 FIN-00101 Helsinki Finland
Attention:	General Counsel
Facsimile:	011-358-20-46-21471

with a copy to:

Cleary, Gottlieb, Steen & Hamilton
One Liberty Plaza New York, New York 10006-1470
Attention:	William A. Groll
Facsimile:	(212) 225-3999

if to the Company, to:

Consolidated Papers, Inc.
231 First Avenue North P.O. Box 8050 Wisconsin Rapids, Wisconsin 54495-8050
Attention:	President
Facsimile:	(715)422-3203

with a copy to:

McDermott, Will & Emery
227 West Monroe Street
Chicago, Illinois 60606
Attention:	Robert A. Schreck, Jr., P.C.
Facsimile:	(312)984-7700

or such other address or facsimile number as a party may hereafter specify for the purpose by notice to the other parties hereto. Each notice, request or other communication shall be effective (a) if given by facsimile, when the facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

11.2. Survival of Representations, Warranties and Covenants after the Effective Time. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. The covenants contained in Articles 2 and 3 and Sections 7.3, 7.4,7.7, 8.5, 8.7, 11.2, 11.4, 11.5, 11.6, 11.7, 11.8, 11.9 and 11.10 shall survive the Effective Time.

11.3. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time, if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Acquiror and MergerSub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that (i) after the Company Shareholder Approval, no such amendment or waiver shall, without the further approval of the shareholders, be made that would require such approval under any applicable law, rule or regulation and (ii) after the Acquiror Shareholder Approval, no such amendment or waiver shall, without the further approval of the shareholders, be made that would require such approval under any applicable law, rule or regulation.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Acquiror or MergerSub may transfer or assign to any wholly owned Acquiror Subsidiary the right to enter into the transactions contemplated by this Agreement; provided that no assignment shall be permitted if it would delay or impede the Merger or any of the other transactions contemplated by this Agreement, and any transfer or assignment will not relieve Acquiror or MergerSub of its obligations hereunder. Any purported assignment in violation hereof shall be null and void.

11.5. Governing Law. Except to the extent that the laws of the State of Wisconsin or any other jurisdiction are mandatorily applicable to the matters arising under or in connection with this Agreement, this Agreement shall be construed in accordance with and governed by the internal laws of the State of New York.

11.6. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as set forth in Sections 3.5 and 7.3, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

11.7. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each of the parties hereby consents to the exclusive jurisdiction of those courts (and of the appropriate appellate courts therefrom) in any suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any of those courts or that any suit, action or proceeding which is brought in any of those courts has been brought in an inconvenient forum. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any of the named courts. Without limiting the foregoing, each party agrees that service of process on it by notice as provided in Section 11.1 shall be deemed effective service of process.

11.8. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

11 9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

11.10. Entire Agreement. This Agreement (together with the exhibits and schedules hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

STORA ENSO OYJ		CONSOLIDATED PAPERS, INC.

By:	/s/ Jukka Harmala	By:	/s/ Gorton M. Evans
Name:	Jukka Harmala	Name:	Gorton M. Evans
Title:	Chief Executive Officer	Title:	President and Chief Executive Officer

STORA ENSO ACQUISITION, INC.

By:	/s/ Magnus Diesen
Name:	Magnus Diesen
Title:	President

State of Wisconsin

Department of Financial Institutions

ARTICLES OF AMENDMENT – STOCK, FOR-PROFIT CORPORATION

A.	The present corporate name (prior to any change effected by this amendment) is:

Stora Enso Consolidated Papers, Inc.

Text of Amendment (Refer to the existing articles of incorporation and the instructions on the reverse of this form. Determine those items to be changed and set forth the number identifying the paragraph in the articles of incorporation being changed and how the amended paragraph is to read.)

RESOLVED, THAT the articles of incorporation be amended as follows:

Article 1 is amended to read in full as follows:

“The name of the corporation is Stora Enso North America Corp.

FILING FEE - $40.00, or more SEE instructions, suggestions and procedures on following pages.

DFI/CORP/4(R5/99) Use of this form is voluntary.	1 of 3

B. Amendment(s) adopted on	October 13 , 2000

(indicate the method of adoption by checking ☒ the appropriate choice below.)

☐	In accordance with sec. 180.1002, Wis. Stats, (By the Board of Directors)

OR

☒	In accordance with sec. 180.1003, Wis. Stats. (By the Board of Directors and Shareholders)

OR

☐	In accordance with sec. 180.1005, Wis. Stats. (By Incorporators or Board of Directors, before issuance of shares)

C. Executed on	October 13, 2000	/s/ Kai Korhonen
	(Date)	(Signature)

Title: ☒ President ☐ Secretary
or other officer title		Kai Korhonen
(Printed name)

This document was drafted by	Carl H. Wartman
(Name the individual who drafted the document)

INSTRUCTIONS (Ref. sec. 180.1006 Wis. Stats. for document content)

Submit one original and one exact copy to Dept. of Financial Institutions, PO Box 7846, Madison WI, 53707-7846, together with a FILING FEE of $40.00 or more, payable to the department. (If sent by Express or Priority U.S. mail, address to 345 W. Washington Ave., 3rd Floor, Madison WI, 53703). This document can be made available in alternate formats upon request to qualifying individuals with disabilities. The original must include an original manual signature, per sec. 180.0120(3)(c), Wis. Stats. Upon filing, the information in this document becomes public and might be used for purposes other than that for which it was originally furnished. If you have any questions, please contact the Division of Corporate & Consumer Services at 608-261-7577, Hearing-impaired may call 608-266-8818 for TDY.

DFI/CORP/4I(R5/99)	2 of 3

ARTICLES OF AMENDMENT- Stock, For-Profit Corporation

Carl H. Wartman
Secretary and General Counsel
Stora Enso North America Corp.
510 High Street
P.O. Box 8050
Wisconsin Rapids, WI 54495-8050

▲    Your return address and phone number during the day: (715)     422      –      3578

INSTRUCTIONS (Continued)

A.	State the name of the corporation (before any change effected by this amendment) and the text of the amendment(s). The text should recite the resolution adopted (e.g., “Resolved, that Article 1 of the articles of incorporation be amended to read: ...... (enter the amended article). If an amendment provides for an exchange, reclassification or cancellation of issued shares, state the provisions for implementing the amendment if not contained in the amendment itself.

B.	Enter the date of adoption of the amendment(s). If there is more than one amendment, identify the date of adoption of each. Mark ☒ one of the three choices to indicate the method of adoption of the amendment(s).

By Board of Directors – Refer to sec. 180.1002 for specific information on the character of amendments that may be adopted by the Board of Directors without shareholder action.

By Board of Directors and Shareholders – Amendments proposed by the Board of Directors and adopted by shareholder approval. Voting requirements differ with circumstances and provisions in the articles of incorporation. See sec. 180.1003, Wis. Stats., for specific information.

By Incorporators or Board of Directors – Before issuance of shares – See sec. 180.1005, Wis. Stats., for conditions attached to the adoption of an amendment approved by a vote or consent of less than  2/3rds of the shares subscribed for.

C.	Enter the date of execution and the name and title of the person signing the document. The document must be signed by one of the following: An officer of the corporation (or incorporator if directors have not been elected), or a court-appointed receiver, trustee or fiduciary. A director is not empowered to sign.

If the document is executed in Wisconsin, sec. 182,01(3) provides that it shall not be filed unless the name of the person (individual) who drafted it is printed, typewritten or stamped thereon in a legible manner. If the document is not executed in Wisconsin, enter that remark.

FILING FEE - Minimum fee is $40.00. If the amendment increases the number of authorized shares, provide an additional fee of 1 cent for each newly-authorized share.

DFI/CORP/4I(R5/99)	3 of 3

Sec. 180.1101, 180.1105 & 180.1107,	State of Wisconsin Department of Financial Institutions
Wis. Stats.

ARTICLES OF MERGER – DOMESTIC AND FOREIGN FOR-PROFIT CORPORATIONS

A. Name and state of incorporation of the merging (non-surviving) corporation(s):
Name:		State of Incorporation:
LSPI Paper Corporation		MN

Name:		State of Incorporation:
Superior Recycled Fiber Corporation		MN

B. Name (prior to any amendment in the Plan of Merger to change the name) and state of incorporation of the surviving corporation:
Name:		State of Incorporation:
Stora Enso North America Corp. - 15056263		WI

C. The adopted Plan of Merger (the “Plan”) is attached as Exhibit A.

D. The Plan was approved by each foreign corporation that is a party to the merger in accordance with the laws of the state under which it was incorporated, and by each domestic corporation that is a party to the merger in accordance with (select and ☒ mark one of the following)

☐ Sec. 180.1103, Wis. Stats.	OR	☒	Sec.	180.1104, Wis. Stats.

E. (OPTIONAL) These articles of merger), when filed, shall be effective (See instructions. Select, complete and ☒ mark one of the following)

☐ At the time and date set by sec.	OR	☒	as of	December 31 , 2001
180.0123(1), Wis. Stats.				(date)

F. Executed on Dec. 20, 2001 (date) by the surviving corporation on behalf of all parties to the merger.

/s/ Kai Korhonen
(Signature)
Title: ☒ President ☐ Secretary
or other officer title	Kai Korhonen
(Printed Name)

This document was drafted by	Carl H. Wartman
(Name the individual who drafted the document)

DFI/CORP/61(R9/00) Use of this form is voluntary.	1 of 3

Exhibit A - PLAN OF MERGER

I. Name and state of incorporation of the merging (non-surviving) corporation(s):

Name:	State of Incorporation:
LSPI Paper Corporation	MN

Name:	State of Incorporation:
Superior Recycled Fiber Corporation	MN

II. Name (prior to any amendment in the Plan of Merger to change the name) and state of incorporation of the surviving corporation:

Name	State of Incorporation:
Stora Enso North AmericanCorp.	WI

III. State the terms and conditions of the merger:

IV. State the manner and basis of converting the shares of each non-surviving corporation:

(A) into shares, obligations or other securities of the surviving (or any other) corporation; or

(B) into cash or other property, in whole or part:

See Exhibits B and C.

V. State any amendments to the surviving domestic corporation’s articles of incorporation (see items B and C of the instructions):

VI. State any other provisions:

INSTRUCTIONS (Ref. sec. 180.1101, 1105 and 180.1107, Wis. Stats. for document content)

Submit one original and one exact copy to Dept. of Financial Institutions, P O Box 7846, Madison WI, 53707-7846, together with a FILING FEE of $50.00 or more, payable to the department. (If sent by Express or Priority U.S. mail, address to 345 W. Washington Ave., 3rd Floor, Madison WI, 53703). This document can be made available in alternate formats upon request to qualifying individuals with disabilities. The original must include an original manual signature, per sec. 180.0120(3)(c), Wis. Stats. Upon filing, the information in this document becomes public and might be used for purposes other than that for which it was originally furnished. If you have any questions, please contact the Division of Corporate & Consumer Services at 608-261-7577. Hearing-impaired may call 608-266-8818 for TDY.

DFI/CORP/61(R9/00)	2 of 3

EXHIBIT B

PLAN OF MERGER

THIS PLAN OF MERGER approved on December 20, 2001 pursuant to resolutions adopted by the Board of Directors of STORA ENSO NORTH AMERICA CORP., a Wisconsin corporation (the “Corporation”), for the purpose of merging LSPI PAPER CORPORATION, a Minnesota corporation (“LSPI”), into the Corporation.

1.	The Corporation, as the owner of all the issued and outstanding shares of stock of LSPI, hereby merges LSPI into the Corporation pursuant to the laws of the Wisconsin Business Corporation Law and the Minnesota Business Corporation Law (collectively, the “Merger”).

2.	The separate existence of LSPI shall cease upon the effective date of the Merger, and the Corporation, as the surviving corporation, shall continue its existence pursuant to the provisions of the Wisconsin Business Corporation Law.

3.	Since the Corporation owns all of the issued and outstanding shares of LSPI, said shares of LSPI shall not be converted in any manner but each said share of LSPI issued and outstanding as of the effective date of the Merger shall be surrendered and extinguished.

4.	The Corporation shall assume all of the liabilities and obligations of LSPI.

5.	It is intended that the Merger will qualify as a complete liquidation of LSPI for federal income tax purposes as described in Section 332 of the Internal Revenue Code of 1986, as amended.

6.	The effective time and date of the Merger shall be 11:59 p.m., Eastern Standard Time, on the 31st day of December, 2001.

EXHIBIT C

PLAN OF MERGER

THIS PLAN OF MERGER approved on December 20, 2001 pursuant to resolutions adopted by the Board of Directors of STORA ENSO NORTH AMERICA CORP., a Wisconsin corporation (the “Corporation”), for the purpose of merging SUPERIOR RECYCLED FIBER CORPORATION, a Minnesota corporation (“SRFI”), into the Corporation.

1.	The Corporation, as the owner of all the issued and outstanding shares of stock of SRFI, hereby merges SRFI into the Corporation pursuant to the laws of the Wisconsin Business Corporation Law and the Minnesota Business Corporation Law (collectively, the “Merger”).

2.	The separate existence of SRFI shall cease upon the effective date of the Merger, and the Corporation, as the surviving corporation, shall continue its existence pursuant to the provisions of the Wisconsin Business Corporation Law.

3.	Since the Corporation owns all of the issued and outstanding shares of SRFI, said shares of SRFI shall not be converted in any manner but each said share of SRFI issued and outstanding as of the effective date of the Merger shall be surrendered and extinguished.

4.	The Corporation shall assume all of the liabilities and obligations of SRFI.

5.	It is intended that the Merger will qualify as a complete liquidation of SRFI for federal income tax purposes as described in Section 332 of the Internal Revenue Code of 1986, as amended.

6.	The effective time and date of the Merger shall be 11:59 p.m., Eastern Standard Time, on the 31st day of December, 2001.

ARTICLES OF MERGER – Domestic and

Foreign, For-Profit Corporations

Carl H. Wartman

P.O. Box 8050

Wisconsin Rapids, WI 54495-8050

➢  Your name, return address and phone number during the day: (715)     422      –      3578

INSTRUCTIONS (Continued)

A. Enter the name and state of incorporation of the merging (non-surviving) corporations in item A.

B. Enter the name and state of incorporation of the surviving corporation in item B. If the Plan of Merger includes an amendment changing the name of the survivor, state the name prior to giving effect to the amendment.

C. PLAN OF MERGER: Supply the Plan of Merger as Exhibit A to the articles of merger. The plan of merger must contain all the information asked for in items I thru IV. If the plan includes an amendment to the articles of incorporation of the surviving domestic corporation’s, enter the amendment in item V.

D. In item D, indicate the statutory provision under which the Plan of Merger was approved with respect to the domestic corporation. Sec. 180.1103 generally requires that a merger be approved by the (voting) shareholders and directors of each domestic corporation that is a party to the merger. Sec. 180.1104 refers to parent-subsidiary mergers, Review, select and mark ☒ the applicable statutory reference.

E. The effective date of the merger will be set by the provisions of sec. 180.0123(1), Wis, Stats., unless the articles declare a delayed effective date. Such delayed effective date must be within 90 days after the date the articles are received by the department for filing. There is no provision for declaring an effective date earlier than the date the articles of merger are received by the department for filing.

F. Enter the date of execution and the name and title of the person signing the document. The document must be signed by one of the following: An officer of the corporation (or incorporator if directors have not been elected), or a court-appointed receiver, trustee or fiduciary. A director is not empowered to sign.

If the document is executed in Wisconsin, sec. 182.01(3) provides that it shall not be filed unless the name of the person (individual) who drafted it is printed, typewritten or stamped thereon in a legible manner. If the document is not executed in Wisconsin, enter that remark.

FILING FEE – Fee is $50.00 for each domestic and licensed foreign corporation that is a party to the merger. If the articles of merger include an amendment to increase the authorized shares of the surviving domestic corporation, an additional fee may be due. Add one cent for each share the survivor will have authorized after the merger, less a credit at the same rate for each share presently authorized by each domestic corporation that is a party to the merger.

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State of Wisconsin DEPARTMENT OF FINANCIAL INSTITUTIONS Division of Corporate & Consumer Services

ARTICLES OF MERGER
1. Non-Surviving Parties to the Merger:
Company Name:
Stora Enso North America Sales Corp.

Indicate ☒ Entity Type	☐ Limited Partnership (Ch. 179, Wis. Stats.) ☒ Business Corporation (Ch. 180, Wis. Stats.)	Organized under the laws of
	☐ Nonstock Corporation (Ch. 181, Wis. Stats.) ☐ Limited Liability Company (Ch. 183, Wis. Stats.)	Connecticut (state or country)

Company Name

Indicate ☒ Entity Type	☐ Limited Partnership (Ch. 179, Wis. Stats.) ☐ Business Corporation (Ch. 180, Wis. Stats.)	Organized under the laws of
	☐ Nonstock Corporation (Ch. 181, Wis. Stats.) ☐ Limited Liability Company (Ch. 183, Wis. Stats.)	(state or country)

Schedule more non-surviving parties as an additional page.
2. Surviving Business Entity:
Company Name:
Stora Enso North America Corp.

Indicate ☒ Entity Type	☐ Limited Partnership (Ch. 179, Wis. Stats.) ☒ Business Corporation (Ch. 180, Wis. Stats.)	Organized under the laws of
	☐ Nonstock Corporation (Ch. 181, Wis. Stats.) ☐ Limited Liability Company (Ch. 183, Wis. Stats.)	Wisconsin (state or country)

FILING FEE – $150.00

DFI/CORP/2000(R02/10/03) Use of this form is voluntary.	1 of 5

ARTICLES OF MERGER

3. The Plan of Merger included in this document was approved by each business entity that is a party to the merger in the manner required by the laws applicable to each business entity, and in accordance with ss. 180.1103, 180.1104 and 183.1202, if applicable.

CONTINGENCY STATEMENT – The surviving business entity of this merger is a domestic or foreign nonstock corporation. The Plan of Merger included in this document was approved by each business entity that is a party to the merger in the manner required by the laws applicable to each business entity, and in accordance with ss. 180.1103, 180.1104 and 183.1202, if applicable, and by a person other than the members or the board, if the approval of such person is required under s. 181.1103 (2) (c).

☐	The approval of members is not required, and the Plan of Merger was approved by a sufficient vote of the board.

☐	The number of votes cast by each class of members to approve the Plan of Merger were sufficient for approval by that class.

Membership Class	Number of Memberships Outstanding	Number of Votes Entitled to be Cast	For	Against

(Append or attach the PLAN OF MERGER. Optional Plan of Merger template on Pages 4 & 5).

4. (OPTIONAL) Effective Date and Time of Merger

These articles of merger, when filed, shall be effective on 12/31/03 (date) at 12:00 midnight (time).

(An effective date declared under this article may not be earlier than the date the document is delivered to the department for filing, nor more than 90 days after its delivery. If no effective date and time is declared, the effective date and time will be determined by ss. 179.11(2), 180.0123, 181.0123 or 183.0111, whichever section governs the surviving domestic entity.)

5, Executed on December 11, 2003 (date)
by the surviving business entity on behalf of all parties to the merger.	/s/ Carl H. Wartman
(Signature)
Mark ☒ below the title of the person executing the document.
Carl H. Wartman
For a limited partnership	(Printed Name)
Title: ☐ General Partner

For a corporation
For a limited liability company	Title: ☐ President OR ☒ Secretary
Title: ☐ Member OR ☐ Manager	or other officer title

This Document was drafted by	Carl H. Wartman
(Name the individual who drafted the document)

DFI/CORP/2000(R02/10/03)	2 of 5

ARTICLES OF MERGER

Carl H. Wartman Stora Enso North America Corp. P.O. Box 8050 Wisconsin Rapids, WI 54495-8050

    Your return address and phone number during the day: (715)     422      –      3578

INSTRUCTIONS: (Ref. Ss. 179.77, 180.1105, 181.1105, and 183.1204, Wis. Stats. for document content)

Submit one original and one exact copy to Department of Financial Institutions, P O Box 7846, Madison WI, 53707-7846, together with a filing fee of $150.00, payable to the department. Filing fee is non-refundable. (If sent by Express or Priority U.S. mail, address to 345 W. Washington Ave, 3rd Floor, Madison WI, 53703.) Sign the document manually or otherwise as allowed under sec. 179.14 (1g) (c), 180.0103 (16), 181.0103 (23) or 183.0107 (Ig) (c). NOTICE: This form may be used to accomplish a filing required or permitted by statute to be made with the department. Information requested may be used for secondary purposes. If you have any questions, please contact the Division of Corporate & Consumer Services at 608-261-7577. Hearing unpaired may call 608-266-8818 for TDY. This document can be made available in alternate formats upon request to qualifying individuals with disabilities.

1. Enter the company name, type of business entity, and state of organization of each non-surviving party to the merger. Definitions of foreign entity types are set forth in ss. 179.01(4), 180.0103(9), 181.0103(13) and 183.0102(8), Wis. Stats.

2. Enter the company name, type of business entity, and state of organization of the surviving business entity.

3. This Article states the manner in which the Plan of Merger was approved. If the surviving entity is a domestic or foreign nonstock corporation, complete the CONTINGENCY STATEMENT. Append or attach the Plan of Merger. A Plan of Merger template is available on pages 4 & 5. Its use is optional.

4. (Optional) If the merger is to take effect at a time other than the close of business on the day the articles of merger are delivered to the department for filing, state the effective date or date and time. An effective date may not be earlier than the date the document is delivered to the Department of Financial Institutions, nor a date more than 90 days after its delivery.

5. Enter the date of execution and the name and title of the person signing the document. If, for example, the surviving business entity is a domestic limited liability company, the Articles of Merger would be signed by a Member or Manager of the limited liability company; if the surviving business entity is a corporation, by an officer of the corporation, etc.

If the document is executed in Wisconsin, sec. 182.01(3) provides that it shall not be filed unless the name of the person (individual) who drafted it is printed, typewritten or stamped thereon in a legible manner. If the document is not executed in Wisconsin, enter that remark.

The surviving entity in the merger is alerted to record a conveyance of title ownership of all real estate located in Wisconsin, pursuant to sec. 179.77(6)(c), 180.1106(l)(b), 181.1106(2) or 183.1205(2), whichever is applicable.

DFI/CORP/2000(R02/10/03)	3 of 5

PLAN OF MERGER

THIS PLAN OF MERGER approved on December 10, 2003, pursuant to resolutions adopted by the Board of Directors of STORA ENSO NORTH AMERICA CORP., a Wisconsin corporation (the “Corporation”), for the purpose of merging STORA ENSO NORTH AMERICA SALES CORP., a Connecticut corporation (“SENAS”), into the Corporation.

1.	The Corporation, as the owner of all the issued and outstanding shares of stock of SENAS, hereby merges SENAS into the Corporation pursuant to the laws of the Wisconsin Business Corporation Law and the Connecticut Business Corporation Law (collectively, the “Merger”).

2.	The separate existence of SENAS shall cease upon the effective date of the Merger, and the Corporation, as the surviving corporation, shall continue its existence pursuant to the provisions of the Wisconsin Business Corporation Law.

3.	Since the Corporation owns all of the issued and outstanding shares of SENAS, said shares of SENAS shall not be converted in any manner but each said share of SENAS issued and outstanding as of the effective date of the Merger shall be surrendered and extinguished.

4.	The Corporation shall assume all of the liabilities and obligations of SENAS.

5.	It is intended that the Merger will qualify as a complete liquidation of SENAS for federal income tax purposes as described in Section 332 of the Internal Revenue Code of 1986 as amended.

6.	The effective date of the Merger shall be the 31st day of December, 2003.

STORA ENSO NORTH AMERICA CORP.		STORA ENSO NORTH AMERICA CORP.

By:		By:
Its:	PRESIDENT	Its:	President

Attest	/s/ Carl Wartman	Attest	/s/ Carl Wartman
Its:	Secretary	Its:	Secretary

Articles of Merger

Unlicensed Foreign Corp.

Into: Stora Enso North America Corp. 01 S056263

EFFECTIVE DATE: December 31, 2003.

Carl H. Wartman

Stora Enso North America Corp.

PO Box 8050

Wisconsin Rapids WI 54495

State of Wisconsin DEPARTMENT OF FINANCIAL INSTITUTIONS Division of Corporate & Consumer Services

ARTICLES OF AMENDMENT– STOCK, FOR-PROFIT CORPORATION

A. The present corporate name (prior to any change effected by this amendment) is:

STORA ENSO NORTH AMERICA CORP.

Text of Amendment (Refer to the existing articles of incorporation and the instructions on the reverse of this form. Determine those items to be changed and set forth the number identifying the paragraph in the articles of incorporation being changed and how the amended paragraph is to read.)

RESOLVED, THAT the articles of incorporation be amended as follows:

ARTICLE I: The name of the corporation is NewPage Wisconsin System Inc.

FILING FEE - $40.00 See instructions, suggestions and procedures on following pages.

DFI/CORP/4(R02/05/04) Use of this form is voluntary.	1 of 3

B. Amendment(s) adopted on	12-21-07

(Indicate the method of adoption by checking ☒ the appropriate choice below.)

☒	In accordance with sec. 180.1002, Wis. Stats. (By the Board of Directors)

OR

☐	In accordance with sec. 180.1003, Wis. Stats. (By the Board of Directors and Shareholders)

OR

☐	In accordance with sec. 180.1005, Wis. Stats. (By Incorporators or Board of Directors, before issuance of shares)

C. Executed on	21 Dec 2007	/s/ Douglas K. Cooper
	(Date)	(Signature)

Title: ☐ President ☑ Secretary		DOUGLAS K. COOPER
or other officer title		SECRETARY
(Printed name)

This document was drafted by	Kallah Spencer
(Name the individual who drafted the document)

INSTRUCTIONS (Ref. sec. 180.1006 Wis. Stats, for document content)

Submit one original and one exact copy to Dept. of Financial Institutions, PO Box 7846, Madison WI, 53707-7846, together with a FILING FEE of $40.00 payable to the department. Filing fee is non-refundable. (If sent by Express or Priority U.S. mail, address to 345 W. Washington Ave., 3rd Floor, Madison WI, 53703). The original must include an original manual, signature, per sec. 180.0120(3)(c), Wis. Stats. NOTICE: This form may be used to accomplish a filing required or permitted by statute to be made with the department. Information requested may be used for secondary purposes; If you have any questions, please contact the Division of Corporate & Consumer Services at 608-261-7577. Hearing-impaired may call 608-266-8818 for TDY.

DFI/CORP/4I(R02/05/04)	2 of 3

ARTICLES OF AMENDMENT – Stock, For-Profit Corporation

National Corporate Research, Ltd.

▲ Your return address and phone number during the day:

INSTRUCTIONS (Continued)

A.	State the name of the corporation (before any change effected by this amendment) and the text of the amendment(s). The text should recite the resolution adopted (e.g., “Resolved, that Article 1 of the articles of incorporation be amended to read:…(enter the amended article): If an amendment provides for an exchange, reclassification or cancellation of issued shares, state the provisions for implementing the amendment if not contained in the amendment itself.

B.	Enter the date of adoption of the amendment(s). If there is more than one amendment, identify the date of adoption of each. Mark ☒ one of the three choices to indicate the method of adoption of the amendment(s).

By Board of Directors – Refer to sec. 180.1002 for specific information on the character of amendments that may be adopted by the Board of Directors without shareholder action.

By Board of Directors and Shareholders – Amendments proposed by the Board of Directors and adopted by shareholder approval. Voting requirements differ with circumstances and provisions in the articles of incorporation. See sec. 180.1003, Wis. Stats., for specific information.

By Incorporators or Board of Directors – Before issuance of shares – See sec. 180.1005, Wis. Stats., for conditions attached to the adoption of an amendment approved by a vote or consent of less than  2/3rds of the shares subscribed for.

C.	Enter the date of execution and the name and title of the person signing the document. The document must be signed by one of the following: An officer of the corporation (or incorporator if directors have not been elected), or a court-appointed receiver, trustee or fiduciary. A director is not empowered to sign.

If the document is executed in Wisconsin, sec. 182.01(3) provides that it shall not be filed unless the name of the person (individual) who drafted it is printed, typewritten or stamped thereon in a legible manner. If the document is not executed in Wisconsin, enter that remark.

FILING FEE - $40.00.

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